UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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SPIRIT AEROSYSTEMS HOLDINGS, INC.

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March 25, 2010

Dear Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of SPIRIT AEROSYSTEMS HOLDINGS, INC., which will be held on Tuesday, April 27, 2010, at the Hyatt Regency Reston, Lake Thoreau Room, located at 1800 Presidents Street, Reston, VA 20190, at 11:00 A.M. Eastern Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your Board of Directors recommends a vote for the election of the nominees for directors and ratification of the selection of the Company’s independent registered public accounting firm. You will have an opportunity to submit questions or comments on matters of interest to stockholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Jeffrey L. Turner
President and Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones and other wireless mobile devices have built-in digital cameras, and while these devices may be brought into the venue, the camera function may not be used at any time.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME	Tuesday, April 27, 2010, 11:00 A.M. Eastern Time. Registration will begin at 9:00 A.M. The Annual Meeting will begin at 11:00 A.M.

PLACE	Hyatt Regency Reston, Lake Thoreau Room, located at 1800 Presidents Street, Reston, VA 20190.

AGENDA	1. Elect the ten members of the Board of Directors of the Company to serve until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2. Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

3. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a stockholder at the close of business on March 12, 2010.

MEETING ADMISSION	Registered Stockholders. An admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

Beneficial Stockholders. Stockholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial stockholders table. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned the Company’s stock as of March 12, 2010. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks. In all cases, stockholders must bring photo identification to the meeting for admission.

VOTING BY PROXY	Registered Stockholders. Please vote by mail by completing, signing, dating and promptly mailing the proxy card in the enclosed addressed envelope for which no postage is required if mailed in the United States. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The enclosed Proxy Statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of Spirit AeroSystems Holdings, Inc., for use at the Company’s 2010 Annual Meeting of Stockholders. The Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Company’s 2010 Annual Meeting, but also provides you with important information about our company. Financial and other important information concerning our company is also contained in our 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2009 Annual Report are available at http://bnymellon.mobular.net/bnymellon/spr. We began distributing this Proxy Statement, a form of proxy and the 2009 Annual Report on or about March 25, 2010.

By order of the Board of Directors.

Sincerely,

Jonathan A. Greenberg
Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 25, 2010

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by completing, signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.’s
2010 Annual Meeting of Stockholders to be Held on April 27, 2010

This Proxy Statement and our 2009 Annual Report are available at
http://bnymellon.mobular.net/bnymellon/spr. In accordance with SEC rules, this website does not use “cookies”, track the identity of anyone accessing the website to view the proxy materials or gather any personal information.

PROXY STATEMENT

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

General Information Regarding the Annual Meeting

This Proxy Statement, which was first mailed to stockholders on or about March 25, 2010 (the “Mailing Date”), is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the “Company”), to be voted at the Company’s 2010 Annual Meeting of Stockholders, which will be held at 11:00 A.M. Eastern Time on Tuesday, April 27, 2010, at the Hyatt Regency Reston, Lake Thoreau Room, located at 1800 Presidents Street, Reston, VA 20190, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Any stockholder signing and returning the enclosed proxy has the power to revoke it by (1) giving written notice of revocation of such proxy to the Company’s Corporate Secretary at the address set forth above, (2) completing, signing and submitting a new proxy card relating to the same shares and bearing a later date, or (3) attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. The shares represented by the enclosed proxy will be voted as specified therein if said proxy is properly signed and received by the Company prior to the time of the Annual Meeting and is not properly revoked. The expense of this proxy solicitation will be borne by the Company. The Company’s principal executive offices are located at 3801 South Oliver, Wichita, KS 67210.

The Board has fixed the close of business on March 12, 2010 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. On March 12, 2010, there were 104,030,522 shares of Class A Common stock outstanding, held of record by 266 stockholders. Each outstanding share of Class A Common stock is entitled to one vote. On March 12, 2010, there were 33,686,363 shares of Class B Common stock outstanding, held of record by 172 stockholders, excluding shares issued to certain employees and directors of the Company which are subject to certain vesting requirements, and during the pendency of such requirements, may not be voted. Each outstanding share of Class B Common stock is entitled to ten votes. Each outstanding share of Class B Common stock is convertible, at any time after vesting, at the option of the holder, into one share of Class A Common stock.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. The Company will count abstentions and “broker non-votes” only for the purpose of determining the presence or absence of a quorum. “Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers may exercise discretion to vote shares as to which instructions are not given with respect to the ratification of the selection of our independent registered public accounting firm.

With respect to Proposal 1 — the election of the ten members of the Board, a plurality of the votes cast in person or by proxy at the Annual Meeting is necessary for election of each member. Stockholders are not entitled to cumulate votes in electing directors. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) will have no impact on the election of the members of the Board.

Proposal 2 will be approved if stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, vote “FOR” such Proposal. Abstentions and “broker non-votes” will not be counted as votes “FOR” or “AGAINST” Proposal 2. However, because abstentions and “broker non-votes” will be counted as present at the Annual Meeting, they will have the effect of votes “AGAINST” Proposal 2.

Votes cast by proxy or in person at the Annual Meeting will be received and tabulated by BNY Mellon Shareowner Services, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the Proxy Statement to any stockholder who contacts the Company’s Investor Relations Department by writing to Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com. If a stockholder is receiving multiple copies of the Proxy Statement at the stockholder’s household and would like to receive a single copy of the Proxy Statement for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of ten directors and will consist of ten directors following the Annual Meeting. The Company’s Corporate Governance and Nominating Committee has nominated each of the ten persons listed below for election as directors. If elected at the Annual Meeting, each of the ten nominees will hold office until the next Annual Meeting of Stockholders, and until their successors are elected and qualified. All of the nominees have served as directors of the Company since the last Annual Meeting of Stockholders.

Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, it is the intention of the proxy holders to vote such proxy for such other person or persons as designated by the present Board to fill such vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. A director must receive a plurality of the votes of the shares entitled to vote on the election of a director and voted in favor thereof in order to be elected.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Nominees for Election as Directors

The following sets forth certain information with respect to the ten nominees for election as directors of the Company at the Annual Meeting, based on information furnished to the Company by each director.

Charles L. Chadwell, 69. Mr. Chadwell became a director of the Company on April 22, 2008. Until his retirement in 2002, Mr. Chadwell served as Vice President and General Manager of Commercial Engine Operations for General Electric Aircraft Engines. Prior to that, he held a variety of general management and senior management positions at General Electric Aircraft Engines. Mr. Chadwell currently serves on the Board of Directors of BE Aerospace, Inc.

Ivor (Ike) Evans, 67. Mr. Evans became a director of the Company on November 15, 2006. Mr. Evans has been an Operating Partner at Thayer Hidden Creek since April 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad from January 2004 through February 2005. From 1998 to February 2005 he was President and Chief Operating Officer of Union Pacific Railroad. Prior to joining Union Pacific in 1998, Mr. Evans held senior management positions at Emerson Electric and Armtek Corporation. Mr. Evans currently serves on the Board of Directors of Textron Inc., Cooper Industries, Ltd. and

Arvin Meritor, Inc. From June 2005 to December 2007, Mr. Evans served on the Board of Directors of Suntron Corp. and from March 1999 to February 2005, he served on the Board of Directors of Union Pacific Corp.

Paul Fulchino, 63. Mr. Fulchino became a director of the Company on November 15, 2006. From January 2000 until his retirement in February 2010, Mr. Fulchino served as Chairman, President, and Chief Executive Officer of Aviall, Inc. Aviall, Inc. became a wholly-owned subsidiary of The Boeing Company (“Boeing”) on September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of BE Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company.

Richard Gephardt, 69. Mr. Gephardt became a director of the Company on November 15, 2006. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005 during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt is also an advisor to Goldman Sachs and Senior Counsel at DLA Piper. Mr. Gephardt currently serves on the Board of Directors of U.S. Steel Corporation, Centene Corporation, Ford Motor Company and CenturyTel, Inc. From June 2007 to July 2009, Mr. Gephardt served on the Board of Directors of Embarq Corporation and from January 2008 to March 2009, he served on the Board of Directors of Dana Corporation.

Robert Johnson, 62. Mr. Johnson became a director of the Company on November 15, 2006 and serves as Chairman of the Board. From August 2006 until his retirement in June 2008, Mr. Johnson served as the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson was Chairman of Honeywell Aerospace from January 2005 through January 2006, and from 2000 to 2004 he was its President and Chief Executive Officer. From 1994 to 1999 he served as AlliedSignal’s President of Marketing, Sales, and Service, and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson currently serves on the Board of Directors of Ariba, Inc. and Roper Industries, Inc. and from September 2003 to March 2007 served on the Board of Directors of Phelps Dodge Corporation.

Ronald Kadish, 61. Mr. Kadish became a director of the Company on November 15, 2006. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004, at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the Department of Defense. In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17, and F-15 programs. Since February 15, 2005, he has served as a Vice President at Booz Allen Hamilton. Mr. Kadish currently serves on the Board of Directors of Orbital Sciences Corp.

Francis Raborn, 66. Mr. Raborn became a director of the Company on November 15, 2006. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries, Inc. since its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation (“FMC”), the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of FMC’s Defense Systems Group from 1985 to 1993 and Controller of FMC’s Special Products Group from 1979 to 1985. From December 1997 to June 2005, Mr. Raborn served on the Board of Directors of United Defense Industries, Inc.

Jeffrey L. Turner, 58. Mr. Turner became a director of the Company on November 15, 2006, and has served as its President and Chief Executive Officer since June 2006. Since June 16, 2005, he has also served in such capacities for Spirit AeroSystems, Inc. Mr. Turner joined Boeing in 1973, and was appointed as Vice President-General Manager of Boeing Wichita Division in November 1995. Prior to his appointment as Vice President-General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military

Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corp.

James L. Welch, 55. Mr. Welch became a director of the Company on April 22, 2008. Mr. Welch currently serves as the President and Chief Executive Officer of Dynamex Inc., based in Dallas, TX. Dynamex provides same day transportation services in Canada and the United States. From September 2007 until October 2008, Mr. Welch served as a consultant and Interim Chief Executive Officer of JHT Holdings, Inc., a provider of truck transportation services. From June 2000 until January 2007, Mr. Welch served as President and Chief Executive Officer of Yellow Transportation, a leading provider of transportation services for industrial, commercial and retail goods. Mr. Welch joined Yellow Transportation in 1978, and prior to his appointment as President and Chief Executive Officer, he held various senior management positions at Yellow Transportation. Mr. Welch received his Bachelor of Science in Psychology from West Texas A&M. Mr. Welch currently serves on the Board of Directors of SkyWest, Inc., and Dynamex Inc.

Nigel Wright, 46. Mr. Wright became a director of the Company on February 7, 2005. Mr. Wright was Vice President and Secretary of the Company from February 2005 until November 15, 2006, and was Treasurer of the Company from February 2005 through June 2006. Mr. Wright is a Managing Director of Onex Corporation, which he joined in 1997. Prior to joining Onex, Mr. Wright worked at the law firm of Davies, Ward & Beck for seven years, practicing mergers and acquisitions and securities law as a Partner. Previously he worked for almost three years in the policy unit of the Canadian Prime Minister’s office. From June 2004 to November 2006, Mr. Wright served on the Board of Directors of Res-Care, Inc.

Experience, Qualifications, Attributes and Skills

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. While the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board. All of the Company’s Board members share certain qualifications and attributes consistent with the general criteria set forth in the Company’s Corporate Governance Guidelines. For example, each of them has unquestioned personal ethics and integrity and possesses specific skills and experience aligned with the Company’s strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated certain core business competencies, including high achievement and a record of success, financial literacy, a history of making good business decisions and exposure to best practices. All of the Company’s Board members also possess interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask thought-provoking questions. The Board members are enthusiastic about the Company and devote sufficient time to be fully engaged in their roles as Board members. Finally, six of the Company’s non-employee directors satisfy the independence requirements of the NYSE and the SEC rules.

In addition, the Corporate Governance and Nominating Committee annually reviews the Board’s requirements for Board members and the appropriate criteria for membership to the Board. Although the Corporate Governance and Nominating Committee has no formal policy for considering diversity in identifying nominees for director, the Company’s Corporate Governance Guidelines provide that the composition of the Board should, among other things, encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are considered in the director evaluation process.

As discussed below, the Company’s directors have experience with businesses that operate in industries in which Spirit operates, including commercial aviation, aviation supply and maintenance, and defense industries, or that involve important skills necessary to advise the Company in strategic areas including finance, general management, labor negotiations, governmental affairs and business strategy. The following highlights the specific experience, qualifications, attributes and skills of the individual Board members that have led the Corporate Governance and Nominating Committee to conclude that each should continue to serve on the Board:

•	Charles Chadwell. Mr. Chadwell has significant experience in supply base and manufacturing operations within the commercial aviation industry, gained from his extensive experience with The General Electric Company. Until 2002, Mr. Chadwell served as Vice President and General Manager of Commercial Engine Operations for General Electric Aircraft Engines. Prior to that experience, he held a variety of senior management positions at General Electric Aircraft Engines. Mr. Chadwell serves on the Board of Directors of BE Aerospace, Inc.

•	Ivor Evans. Mr. Evans provides the Board with a broad level of business experience and knowledge of the commercial aviation and transportation industries, mergers and acquisitions, and finance and capital markets. Mr. Evans previously served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad. He currently serves on the Board of Directors of Textron Inc., Cooper Industries, Ltd. and Arvin Meritor, Inc. and is an Operating Partner at Thayer Hidden Creek.

•	Paul Fulchino. Mr. Fulchino possesses extensive knowledge and expertise regarding the commercial aviation industry, the Company’s customers and supply base, and with respect to compensation and human resource matters. From January 2000 until his retirement in February 2010, Mr. Fulchino served as Chairman, President, and Chief Executive Officer of Aviall, Inc., a leading aviation maintenance and spare parts company that was acquired by Boeing in 2006. In addition, Mr. Fulchino previously served as President and Chief Operating Officer of BE Aerospace, Inc. and Mercer Management Consulting, Inc., an international general management consulting firm. He currently serves as the Chairman of the Compensation Committee of the Company’s Board of Directors.

•	Richard Gephardt. Mr. Gephardt brings significant governmental affairs and public relations experience to the Board as a former member of the U.S. House of Representatives from 1977 to 2005 (during which time he served as House Majority Leader from 1989 to 1995 and as Minority Leader from 1995 to 2003). Additionally, he has significant labor management and union experience and provides a wide range of management consulting services in his capacity of President and CEO of Gephardt Group, a multi-disciplinary consulting firm. Mr. Gephardt serves on the Board of Directors of several major corporations, including Ford Motor Company and U.S. Steel Corporation.

•	Robert Johnson. Mr. Johnson is the Company’s Chairman of the Board and has significant experience with commercial aviation, airlines, and aviation suppliers, as well as expertise in marketing, sales, and production arising out of his prior service with Dubai Aerospace Enterprise Ltd., Honeywell Aerospace, AlliedSignal and General Electric Aircraft Engines. Mr. Johnson currently serves on the Board of Directors of Ariba, Inc. and Roper Industries, Inc. and previously served on the Board of Directors of Phelps Dodge Corporation.

•	Ronald Kadish. Mr. Kadish is the Chairman of the Company’s Government Security Committee and provides the Board with unique expertise in military, security, international and governmental matters. Mr. Kadish previously served three decades with the U.S. Air Force, rising to the rank of Lieutenant General. Mr. Kadish currently serves as a Vice President at Booz Allen Hamilton and is a Director of Orbital Sciences Corp.

•	Francis Raborn. Mr. Raborn is the Chairman of the Company’s Audit Committee and has significant experience in finance, accounting, defense, production and manufacturing. He served as Vice President and Chief Financial Officer of United Defense Industries, Inc. from 1994 to 2005. Mr. Raborn previously held a variety of senior financial and accounting positions at FMC Corporation, including serving as

Controller of the Defense Systems Group and Special Products Group. Mr. Raborn previously served on the Board of Directors of United Defense Industries, Inc.

•	Jeff Turner. As the Company’s President and Chief Executive Officer, Mr. Turner brings a deep understanding of both the aviation industry and of Boeing, the Company’s largest customer. Prior to joining the Company, Mr. Turner spent 31 years as an employee, manager and Division Vice President of the Boeing Wichita Division’s commercial and governmental business units. In the process, he acquired significant knowledge and experience relative to aviation systems development (commercial and defense), quality, production, supply chain management, manufacturing, labor and finance.

•	James Welch. Mr. Welch provides the Board with experience in the areas of transportation, production, manufacturing, and labor relations. Mr. Welch previously served as President and Chief Executive Officer of Yellow Transportation, a leading provider of transportation services for industrial, commercial and retail goods, and Interim Chief Executive Officer of JHT Holdings, Inc., a truck transportation service enterprise. Mr. Welch currently serves as the President and Chief Executive Officer of Dynamex, Inc., a delivery and logistics services company, and is a Director of air carrier SkyWest, Inc.

•	Nigel Wright. Mr. Wright is the Chairman of the Company’s Corporate Governance and Nominating Committee. As Managing Director of Onex Corporation, Mr. Wright provides the Board with considerable experience in capital markets, finance, labor relations, business strategy and corporate governance. He has in-depth knowledge of the Company and its relationship with its largest customer, Boeing, having led the acquisition of the Company from Boeing in 2005. Prior to joining Onex, Mr. Wright was at the law firm of Davies, Ward & Beck for seven years, practicing as a Partner in the mergers and acquisitions and securities law areas. Mr. Wright currently serves on the Board of Directors of Hawker Beechcraft, Inc.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Corporate Governance Information

The Company’s Corporate Governance Guidelines and the charters of the four standing committees of the Board describe the governance practices the Company follows. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Corporate Governance Guidelines also are intended to align the interests of the Company’s directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; Board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of the NYSE and make enhancements to the Company’s corporate governance policies. As required by the Corporate Governance Guidelines, in 2009 the Corporate Governance and Nominating Committee reviewed the Corporate Governance Guidelines, as well as considered other corporate governance principles that may merit consideration by the Board. As a result, the Corporate Governance and Nominating Committee recommended to the Board certain improvements to the Corporate Governance Guidelines and the Board amended the Corporate Governance Guidelines on April 20, 2009.

Current copies of the Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Director Independence

The Company is deemed to be a “controlled company” under the rules of the NYSE because more than fifty percent of the voting power of the Company is held by Onex Corporation, Onex Partners LP, and their affiliates (collectively, “Onex”). See “Information Regarding Beneficial Ownership of Principal Stockholders, Directors, and Management” below. Therefore, the Company qualifies for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, the Company is exempt from the rules that would otherwise require that the Board be comprised of a majority of “independent directors” and that the Company’s Compensation Committee and the Corporate Governance and Nominating Committee be comprised solely of “independent directors,” as defined under the rules of the NYSE. The controlled company exception does not modify the independence requirements for the Company’s Audit Committee, and the Company intends to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that the Company’s Audit Committee be comprised of independent directors exclusively.

The Board annually examines and makes a determination of each director’s and each nominee’s independence based on criteria set forth in the NYSE rules. The Board considers all relevant circumstances when examining director independence. For directors employed by, or serving as directors of, companies with which the Company does business in the ordinary course, the Board examined the amount paid by the Company to those companies and by those companies to the Company. The Board also examined the directors’ memberships on other public company boards and private company, civic and not-for-profit boards, as well as any executive positions that the directors may hold and any consulting and other services that they may provide.

Based on this analysis, the Board has determined that the following directors and nominees meet the standards of independence under the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, including that each such director or nominee is free of any relationship that would interfere with his individual exercise of independent judgment: Mr. Raborn, Mr. Evans, Mr. Kadish, Mr. Johnson, Mr. Chadwell and Mr. Welch.

Although the Company is a “controlled company” within the meaning of NYSE rules and qualifies for an exception to certain board of directors and committee composition requirements under such rules, independent directors currently comprise a majority of the Board, and will continue to comprise a majority following the Annual Meeting if all of the nominees for directors are elected. On the other hand, the Company’s Compensation Committee and Corporate Governance and Nominating Committee are not comprised solely of independent directors.

Nomination of Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating qualified potential candidates to serve on the Board and recommending to the Board for its selection those nominees to stand for election as directors at the Company’s Annual Meeting of Stockholders. While the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board including but not limited to the candidate’s judgment, skill, education, diversity, age, relationships, experience with businesses and other organizations; whether the candidate meets the independence requirements of applicable legal and listing standards; the organization, structure, size, and composition of the Board and the interplay of the candidate’s experience with the experience of other Board members; the qualifications and areas of expertise needed to further enhance the deliberations of the Board; whether the candidate maintains a security clearance with the United States Department of Defense (“DoD”); the requirements of the Special Security Agreement among Onex, the Company, and the DoD (the “Special Security Agreement”); and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Each potential candidate to serve on the Board must satisfy the requirements of the Company’s certificate of incorporation and bylaws, conform to high standards of integrity and ethics, and have a commitment to act in the best interest of the Company and its stockholders. Furthermore, potential candidates are evaluated based on whether they, when considered with all other members of the Board, allow the Company to satisfy the requirements of the Special Security Agreement, which among other things, (i) regulates the number of directors who are representatives of Onex, the number of DoD-approved directors who previously had no relationship with the Company or any entity controlled by Onex (“Outside Directors”), and the number of directors who are cleared officers of the Company (“Officer/Directors”); (ii) requires notice to and approval of the DoD concerning the appointment and replacement of Outside Directors; and (iii) stipulates DoD personnel security clearance-eligibility requirements for Outside Directors and Officer/Directors.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates to the Board on the same basis that it considers all other candidates recommended to it. To recommend a director candidate to the Corporate Governance and Nominating Committee, the stockholder must provide the Company with a written notice that contains, to the extent known to the nominating stockholder, (1) the name, age, business address and residence address of the nominating stockholder and the person to be nominated; (2) the number and class of all shares of capital stock and other securities of the Company beneficially owned by the person to be nominated and by the nominating stockholder and a description of the manner of beneficial ownership of such securities; (3) the principal occupation of the proposed nominee; (4) a representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a description of all arrangements or understandings between the nominating stockholder, the person to be nominated, and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; (6) such other information regarding the person to be nominated by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or was intended to be nominated, by the Board; and (7) the consent of the person to be nominated to serve as a director of the Company, if so elected, to be named in the Company’s proxy statement (whether or not nominated), and the consent of the nominating stockholder to be named in the Company’s proxy statement (whether or not the Board chooses to nominate the recommended nominee). If a stockholder wishes to formally nominate a candidate, he or she must follow the procedures described in the Company’s bylaws.

All director candidate recommendations and formal nominations for membership to the Board for the 2011 Annual Meeting of Stockholders must be sent to the Company at the address set forth below and received by the date specified for stockholder proposals. See “Stockholders Proposals to Be Presented at the Next Annual Meeting” below. The presiding officer of the Annual Meeting of Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Communications with the Board

Stockholders and other interested persons may send communications to the Board, the chairman of the Board, individual members of the Board, members of any committee of the Board, or one or more non-management directors by letter addressed to Investor Relations at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210, or by contacting Investor Relations at (316) 523-7040. These communications will be received and reviewed by the Company’s Investor Relations office. The receipt of concerns about the Company’s accounting, internal controls, auditing matters, or business practices will be reported to the Company’s Audit Committee. The receipt of other concerns will be reported to the appropriate committee(s) of the Board. The Company’s employees also can raise questions or concerns confidentially or anonymously using the Company’s Ethics Hotline. The hotline provides the Company’s employees, suppliers and other stakeholders with a mechanism for reporting unethical activities and/or financial irregularities to the Board anonymously. Such persons are able to file reports via a web based process or a toll free telephone number. Data reported to the hotline is reviewed quarterly with the Audit Committee and with the Company’s independent registered public accounting firm to help ensure that the Company’s ethics and compliance programs remain effective. The hotline is operated by a third-party service provider and is available 24 hours a day, 7 days a week and 365 days a year. Receipt of communications clearly not appropriate for consideration by members of the Board, such as unsolicited advertisements, inquiries concerning the products and services of the Company, or harassing communications, are not forwarded to members of the Board.

Board Leadership Structure

We separate the roles of chief executive officer of the Company and chairman of the Board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of the Board provides guidance to the chief executive officer, sets the agenda for Board meetings, and presides over meetings of the full Board. Because Mr. Johnson, the chairman of the Board, is not an employee of the Company and has been determined to be an “independent director”, as defined under the rules of the NYSE, the Board has not deemed it necessary to appoint a lead independent director. The chairman of the Board also presides at all executive sessions of non-management directors, serves as the focal point for directors regarding resolving conflicts with the chief executive officer, or other directors, and coordinating feedback to the chief executive officer on behalf of directors regarding business issues and Board management. The Board generally holds executive sessions four times a year without the chief executive officer or other employees present, unless the presence of the chief executive officer and/or any other employees is requested by the Board.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to achieve planned long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks of a company and what steps are required to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the Company’s senior management on areas of material risk to the Company. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Board has delegated to the Audit Committee primary oversight of the risk management process. The Audit Committee focuses on a broad range of legal, financial and operational risks, including internal controls, disclosure issues, contract accounting, Sarbanes-Oxley compliance, Ethics Hotline reports and legal and regulatory issues, including compliance with SEC rules and regulations. The Audit Committee annually reviews a comprehensive annual risk assessment report from the Company’s internal auditors. The internal audit report surveys risks throughout the business, focusing on primary areas of risk, including operational, financial, contractual, legal and regulatory, strategic and reputational risks. The Committee looks at the relative magnitude of these risks and management’s mitigation plan, and provides strategic advice to the Company about ways to reduce and contain risk.

The Government Security Committee of the Board focuses its risk mitigation efforts in the areas of government and International Traffic in Arms Regulations compliance, compliance with the Company’s Special Security Agreement with the Defense Security Service, intellectual property protection and segregation, information assurance policies, and information technology security and counter-espionage methodologies.

In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Finally, the Board’s Corporate Governance and Nominating Committee assists with risk mitigation by ensuring that the Board and Committees are composed of individuals with the appropriate credentials and backgrounds to assist the Company with its risk mitigation efforts, while ensuring that the Company complies with all applicable NYSE, SEC and other public company governance requirements.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Government Security Committee. At the April 20, 2009 Board meeting, all of the members of the committees of the Board were reappointed. Specifically, at that time Messrs. Chadwell, Evans, Raborn and Welch were reappointed to the Audit Committee, Messrs. Fulchino, Gephardt, Johnson and Wright were reappointed to the Compensation Committee, Messrs. Fulchino, Gephardt, Kadish and Wright were reappointed to the Corporate Governance and Nominating Committee and Messrs. Evans, Johnson, Kadish, Raborn, Turner, Chadwell and Welch were reappointed to the Government Security Committee. Seven meetings of the Audit Committee, six meetings of the Compensation Committee, four meetings of the Corporate Governance and Nominating Committee, and four meetings of the Government Security Committee were held in fiscal year 2009.

Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year.

Audit Committee. In accordance with the Company’s Audit Committee Charter, the Audit Committee is responsible for, among other things, (1) selecting the independent registered public accounting firm; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the auditing firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (5) reviewing and discussing with management and the independent registered public accounting firm the adequacy of the Company’s internal controls over financial reporting and disclosure controls and procedures; (6) overseeing the Company’s internal audit function; (7) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (8) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts; (9) discussing policies with respect to risk assessment and risk management; (10) meeting periodically and separately with management, internal auditors, and the independent registered public accounting firm; (11) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto; (12) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (13) reviewing procedures for the receipt, retention, and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, and audit matters; (14) reviewing, with the Company’s counsel and management, management’s assessment of compliance with laws, regulations and the Company’s policies relative to payments to foreign consultants; (15) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time; and (16) reporting regularly to the full Board.

As required by the Company’s Audit Committee Charter, in 2009 the Audit Committee conducted an annual self-evaluation of the performance of the Audit Committee, including its effectiveness and compliance with the Audit Committee Charter, and reviewed and reassessed the adequacy of the Audit Committee Charter. As a result of its annual review, the Audit Committee concluded that its performance for 2009 was effective and in compliance with the Audit Committee Charter and the Audit Committee did not recommend any changes to its charter.

The Company’s Audit Committee consists of Messrs. Chadwell, Evans, Raborn and Welch, with Mr. Raborn serving as chairman. All of the committee members have been determined to be independent within the meaning of the NYSE listing standards, and Mr. Raborn has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has a written Audit Committee Charter, the current copy of which can be found under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Compensation Committee. In accordance with the Company’s Compensation Committee Charter, the Compensation Committee is responsible for (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company’s executive officers; (2) reviewing and approving goals and objectives with respect to compensation for the Company’s chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company’s officers; (4) reviewing and approving employment contracts and other similar arrangements between the Company and its executive officers; (5) recommending to the Board any incentive plan, including equity-based plans, and amendments to such plans; (6) administration of incentive compensation plans, including the granting of awards under equity-based plans; (7) reviewing and approving any benefit plans or perquisites offered to the Company’s executive officers; (8) reviewing and recommending to the Board compensation paid to non-employee Directors; (9) preparing the Compensation Committee’s report for inclusion in the Company’s proxy statement; (10) such other matters that are specifically delegated to the Compensation Committee by the Board; and (11) reporting regularly to the full Board.

As required by the Company’s Compensation Committee Charter, in 2009 the Compensation Committee conducted an annual self-evaluation of the performance of the Compensation Committee, including its effectiveness and compliance with the Compensation Committee Charter, and reviewed and reassessed the adequacy of the Compensation Committee Charter. As a result of its annual review, the Compensation Committee concluded that its performance for 2009 was effective and in compliance with the Compensation Committee Charter and the Compensation Committee did not recommend any changes to its charter.

The Company’s Compensation Committee consists of Messrs. Fulchino, Gephardt, Johnson and Wright, with Mr. Fulchino serving as chairman. One of the members of the Compensation Committee, Mr. Johnson, is independent within the meaning of the NYSE listing standards. Messrs. Fulchino, Gephardt and Wright are not independent within the meaning of the NYSE listing standards. The Compensation Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Corporate Governance and Nominating Committee. In accordance with the Company’s Corporate Governance and Nominating Committee Charter, the Company’s Corporate Governance and Nominating Committee’s purpose is to assist the Board by identifying individuals qualified to become members of the Board consistent with the criteria established by the Board and to develop the Company’s corporate governance principles. The Corporate Governance and Nominating Committee is responsible for (1) evaluating the composition, size, and governance of the Board and its committees; (2) identifying, evaluating, and recommending candidates for election to the Board; (3) making recommendations regarding future planning and the appointment of Directors to the Board’s committees; (4) establishing a policy for considering stockholder recommendations for nominees for election to the Board; (5) recommending ways to enhance communications and relations with the Company’s stockholders; (6) overseeing the Board performance and self-evaluation process and developing orientation and continuing education programs for Directors; (7) periodically evaluating and proposing to the Board for its review and monitoring a plan of succession for the chief executive officer and other elected officers of the Company and recommending to the Board candidates for appointment to such positions; (8) reviewing the Company’s Corporate Governance Guidelines and providing recommendations to the Board regarding possible changes; (9) reviewing and monitoring compliance with the Company’s Code of Ethics and Business Conduct and Insider Trading Policy; and (10) reporting regularly to the full Board.

As required by the Corporate Governance and Nominating Committee Charter, in 2009 the Corporate Governance and Nominating Committee prepared and reviewed with the Board an annual performance evaluation of the committee, which compared the performance of the committee with the requirements of the Corporate Governance and Nominating Committee Charter. As a result of its review, the Corporate Governance and Nominating Committee concluded that its performance for 2009 was effective and in compliance with the Corporate Governance and Nominating Committee Charter and the committee recommended to the Board certain improvements to the committee’s charter. Accordingly, the Board amended the Company’s Corporate Governance and Nominating Committee Charter on November 2, 2009.

The Company’s Corporate Governance and Nominating Committee consists of Messrs. Fulchino, Gephardt, Kadish and Wright, with Mr. Wright serving as chairman. One of the members of the Corporate Governance and Nominating Committee, Mr. Kadish, is independent within the meaning of NYSE listing standards. Messrs. Fulchino, Gephardt and Wright are not independent within the meaning of the NYSE listing standards. The Corporate Governance and Nominating Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Government Security Committee. In accordance with the requirements of the Special Security Agreement, the Government Security Committee is comprised of Outside Directors and Directors who are officers of the Company, each of whom is a cleared U.S. resident citizen. The Government Security Committee is responsible to ensure that the Company maintains policies and procedures to safeguard the classified and export-controlled information in the Company’s possession, and to ensure that the Company complies with its industrial security agreements and obligations, U.S. export control laws and regulations, and the National Industrial Security Program Operating Manual.

The Government Security Committee consists of Messrs. Chadwell, Evans, Johnson, Kadish, Raborn, Turner and Welch, with Mr. Kadish serving as chairman.

Other Committees. The Board may establish other committees as it deems necessary or appropriate from time to time.

Board Meetings and Attendance; Annual Meeting Attendance

During the fiscal year 2009, there were five formal meetings of the Board and several actions by unanimous written consent. All of the incumbent directors attended at least 75 percent of the aggregate of (i) the total number of meetings (whether regular or special meetings) of the Board (held during the period for which such person was a director), and (ii) the total number of meetings held by all committees of the Board on which the director served (during the period that such director served), with the exception of Mr. Gephardt who attended 80 percent of the total number of Board meetings but fell one committee meeting short of reaching the 75 percent overall attendance level. The Company held its Annual Meeting of Stockholders for the fiscal year 2008 on April 21, 2009, and it was attended by all of the members of the Board. The Company encourages the members of the Board to attend its annual stockholders meeting.

Executive Sessions of Non-Management Directors

The non-management directors meet in executive session at least four times a year and generally at the end of every Board meeting, to consider such matters as they deem appropriate, without the Company’s chief executive officer or other management present. In accordance with NYSE listed company rules, “non-management” directors are all those who are not executive officers of the Company. Among the items that the non-management directors meet privately in executive sessions to review is the performance of the Company’s chief executive officer and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. Mr. Johnson, who serves as the chairman of the Board, acts as the chair of the executive sessions of the non-management directors.

Arrangements and Understandings

Pursuant to an understanding between Onex, the controlling stockholder of the Company, and the Company, Mr. Wright was appointed to the Board, will continue to serve as a member of the Board until each subsequent Annual Meeting of Stockholders of the Company and until his successor is elected and qualified, and will be nominated to stand for re-election as a director of the Company at each such Annual Meeting, unless Mr. Wright resigns prior thereto or an alternative nomination is made by Onex.

Miscellaneous

There are no family relationships among executive officers and directors of the Company.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

Non-management directors’ compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee is guided by the following goals: compensation should fairly pay directors for work required in companies similar in size and scope to the Company; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

The Compensation Committee reviews and recommends to the Board for its approval all compensation of the Company’s non-employee directors, but no member of the Compensation Committee may act to fix his or her own compensation except as uniformly applied to all of the Company’s non-employee directors.

In 2005, the Board adopted a Director Stock Plan to provide certain non-employee directors of the Company or Spirit AeroSystems, Inc. (“Spirit”), the Company’s wholly-owned subsidiary and operating company, with the opportunity to acquire equity in the Company through grants of restricted shares of the Company’s Class B Common stock. On April 21, 2008, the Board amended the Director Stock Plan to allow for grants of restricted stock units, provide for the grants of restricted shares of the Company’s Class A Common stock or restricted stock units to comprise one-half of each non-employee director’s annual director fee and provide for a one-year service vesting condition. Upon ceasing to serve as a director, a recipient will forfeit any restricted stock which was granted to him within the one year period prior to his ceasing to serve as a director and in which he has not before then acquired an interest. Under the plan since inception, the Company’s and Spirit’s non-employee directors have received grants of an aggregate of 390,000 shares of Class B restricted Common stock, 8,392 restricted stock units and 68,875 shares of Class A restricted Common stock. Because of his affiliation with Onex and the Company’s management arrangements with Onex (see “Certain Relationships and Related Transactions” below), Mr. Wright received no restricted stock grants from the Company.

Following a 2007 compensation review of non-management directors, the Compensation Committee determined that for 2008 and beyond, the Company should replace the initial private equity compensation arrangement and meeting attendance fees with arrangements appropriate for recruiting and retaining public company directors. In 2009, the Compensation Committee reviewed benchmark Board compensation data from Towers Perrin, now doing business as Towers Watson (using a peer group established by revenue level), and Spirit’s peer group of listed aerospace and defense companies and decided to set Company director compensation at the 75th percentile level to account for growth projections, the international nature of Spirit’s business, and the desire to maintain the high quality of board appointments.

Non-management directors receive an annual board retainer fee of $150,000 for their service as members, with the exception of Mr. Wright, in respect of whom the annual board retainer fee is paid in cash to Onex Partners Advisor LP. Other than with respect to Mr. Wright, annual board retainer fees are paid in accordance with the terms of the Director Stock Plan. Under the Director Stock Plan, at least 50% of compensation to directors is required to be paid in either shares of restricted common stock or restricted stock units, which are subject to time-vesting requirements. Directors have the option to receive the remaining 50% of their compensation in cash, restricted stock or restricted stock units. Non-management directors who serve on the Audit Committee of the Board or as chairs of one of its committees receive additional individual cash retainer fees. The chairman of the Board receives an additional annual retainer fee of $30,000, the chairman of the Audit Committee receives an additional annual retainer fee of $15,000, the chairman of each of the Board’s other committees receives an additional annual retainer fee of $7,500 and non-management directors who serve on the Audit Committee receive an additional annual retainer fee of $10,000. Mr. Wright’s fee for serving as the chairman of the Corporate Governance and Nominating Committee is paid to Onex Partners Advisor LP. No additional fees are paid for attending Board or committee meetings. The annual Board retainer fees and additional individual retainer fees are payable quarterly, beginning with the first quarter that commences after the election of directors. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services. Occasionally, certain perquisites or personal benefits are provided to non-management directors under the same general standards as perquisites or personal benefits are provided to the Company’s executive officers.

No additional or other compensation is paid to the Company’s management who are also members of the Board. All compensation paid to management directors is described in the executive compensation tables and narrative below under the caption “Executive Compensation”. Fees earned or paid to non-management directors in 2009 are listed in the “Director Compensation for Fiscal Year 2009” table below.

In April 2009, the Board implemented a minimum stockholding requirement for non-employee directors, other than for Mr. Wright and any other future non-employee director who is not eligible to participate in the Director Stock Plan. Each non-employee director is expected to accumulate over four years of service on the Board and thereafter continue to hold at least the greater of (1) the number of shares of our Common stock with an aggregate market value at the end of the prior fiscal year of $150,000 and (2) 10,000 shares. Restricted stock units held by directors will be counted in determining whether the minimum stockholding requirements are satisfied. Newly appointed members of the Board are permitted four full years of service on the Board during which to attain the minimum stockholding requirement.

Director Compensation for Fiscal Year 2009

The following table presents information concerning compensation attributable to the Company’s non-management directors for the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid in		All Other
	Cash	Stock Awards	Compensation	Total
Name	($)	($)(2)	($)(4)	($)

Charles L. Chadwell	56,876	131,260	—	188,136
Ivor Evans	85,000	75,009	—	160,009
Paul Fulchino	45,000	150,006	—	195,006
Richard Gephardt	75,000	75,009 (3)	—	150,009
Robert Johnson	105,000	75,009	—	180,009
Ronald Kadish	82,500	75,009	—	157,509
Francis Raborn	100,000	75,009	—	175,009
James L. Welch	85,000	75,009	—	160,009
Nigel Wright(1)	157,500	—	—	157,500

(1)	The fees for Mr. Wright are paid to Onex Partners Advisor LP.

(2)	Represents the full aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board’s (FASB) authoritative guidance on stock-based compensation accounting, for awards of restricted stock and restricted stock units granted in 2009. Additional information concerning the Company’s accounting for restricted stock and restricted stock unit awards may be found in Note 16 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for 2009.

(3)	Represents 5,790 restricted stock units awarded to Mr. Gephardt.

(4)	The amount of perquisites and other personal benefits has been excluded for all directors as the total value of each director’s perquisites and other personal benefits was less than $10,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Board reviews such matters as they pertain to related-party transactions as defined by Item 404(b) of the SEC’s Regulation S-K. Certain of the related-party transactions disclosed in this Proxy Statement were in existence either prior to the acquisition of the assets of Spirit from Boeing (the “Boeing Acquisition”) in June 2005 or the initial public offering of the Company’s Class A Common stock in November 2006. In deciding whether to continue to allow these related-party transactions involving a director, executive officer, or their immediate family members, the Board considered, among other factors:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	the business advantage the Company would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to the Company and to the related party.

The Board determined that the related party transactions disclosed herein are on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Board believes that there is a Company business interest supporting the transactions and the transactions meet the same Company standards that apply to comparable transactions with unaffiliated entities.

In July 2009, the Board adopted a written related party transaction policy that is communicated to the appropriate level of management and is posted on the Company’s internal policy website. Under the policy, related person transactions include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries was, is, or will be a participant, where the amount involved exceeds $120,000 within a 24-month period and in which a Related Person (as defined in the policy) had, has, or will have a direct or indirect “material interest” as determined by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for reviewing these transactions and may take into consideration, among other things, the materiality of the transaction, the actual or perceived conflict of interest between the Company and the Related Person, the Company’s Corporate Governance Guidelines and Code of Ethics and the best interests of the Company and its stockholders. After review of the relevant facts and circumstances, if the Corporate Governance and Nominating Committee concludes that the transaction is in, or is not opposed to, the best interests of the Company and its stockholders, it may recommend the transaction to the Board for approval. If the Corporate Governance and Nominating Committee declines to approve or ratify any related person transaction, the SVP & General Counsel (or if that office is vacant, a person performing similar duties), in coordination with the affected business area or corporate function, will review the transaction, determine whether it should be terminated or modified in a manner that is acceptable to the committee, and advise the committee of his or her recommendation. The Corporate Governance and Nominating Committee will then consider the recommendation at its next meeting. If the Corporate Governance and Nominating Committee does not ultimately so recommend the transaction to the Board, or if the Board does not approve the transaction, it will not be pursued or, if the transaction has already been entered into, the Board will determine an appropriate course of action with respect to the transaction.

Below are the transactions that occurred since the beginning of the fiscal year 2009, or any currently proposed transactions, in which, to the Company’s knowledge, the Company was or is a party and the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of the Company’s Common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On September 18, 2006, Spirit entered into a distribution agreement with Aviall Services, Inc., a wholly-owned subsidiary of Aviall, Inc. (“Aviall”), which is a wholly owned subsidiary of Boeing. Aviall is a provider of global parts distribution and supply chain services for the aerospace industry. Spirit appointed Aviall as its exclusive distributor to sell, market, and otherwise distribute certain aftermarket products worldwide, excluding the United States and Canada. The contract extends until September 18, 2011 and automatically renews on an annual basis thereafter unless terminated by either party. Mr. Fulchino, a member of the Board, served as Chairman, President, and Chief Executive Officer of Aviall until his retirement in February 2010. In 2009, the net revenues to the Company under the distribution agreement were approximately $2.8 million.

Onex Partners II LP (an affiliate of Onex) owns approximately a 49% interest in Hawker Beechcraft, Inc. (“Hawker”). Spirit’s Prestwick facility provides wing components for the Hawker 800 Series manufactured by Hawker. For the twelve months ended December 31, 2009, sales to Hawker were $12.0 million. In addition, Mr. Wright, who is a member of the Company’s Board, is also a member of the board of directors of Hawker.

Since February 2007, Mr. Schmidt, who served as the Company’s executive vice president and chief financial officer until October 2009, has been a member of the board of directors of one of the Company’s suppliers, Precision Cast Parts Corp., a manufacturer of complex metal components and products. For the twelve months ended December 31, 2009, the Company purchased $48.3 million of products from this supplier.

Mr. Turner, the Company’s president and chief executive officer, is a member of the Board of Directors of INTRUST Bank, a Wichita, Kansas bank that provides banking services to Spirit. In connection with the banking services provided to Spirit, the Company pays fees consistent with commercial terms that would be available to unrelated third parties.

Boeing owns and operates significant information technology systems utilized by Spirit and, as required under the acquisition agreement for the Boeing Acquisition, is providing those systems and support services to Spirit under a certain Transition Services Agreement. A number of services covered by the Transition Services Agreement have now been established by Spirit, and Spirit is scheduled to continue to use the remaining systems and support services it has not yet established. Spirit incurred a fee of $13.7 million for services performed for the period ended December 31, 2009.

Andrew John (Jack) Focht is the spouse of Gloria Farha Flentje, the Company’s Senior Vice President — Corporate Administration and Human Resources. Since 1998, Mr. Focht has served as special counsel to Foulston Siefkin LLP, a law firm utilized by the Company and at which Ms. Flentje was previously a partner. Although Mr. Focht is not a partner, has no right to participate in management, and holds no other positions in the firm, he has “phantom units” that entitle him to an undivided share in the net profits of the firm, including the net profits attributable to fees received from the Company. In 2009, the firm received approximately $1.9 million in fees from the Company for legal services, and Mr. Focht’s phantom unit interest in those fees was $18,956, before taking into account firm expenses.

In addition, the Company paid approximately $200,000, including reimbursement of expenses, to Onex during the fiscal year 2009 for various consulting services rendered by it to the Company.

STOCK OWNERSHIP

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

The following table sets forth, as of March 12, 2010 (unless otherwise stated below), information regarding the beneficial ownership of the Company’s Class A Common stock and Class B Common stock by all directors, the Company’s chief executive officer, current chief financial officer, former chief financial officer and the three most highly compensated executive officers other than the chief executive officer, current chief financial officer and former chief financial officer, who were serving as executive officers at the end of the last fiscal year (collectively, the “named executive officers”), and the Company’s directors and all executive officers as a group. It also sets forth the ownership of any person or group who is known by the Company to be the beneficial owner of more than five percent of either class of the Company’s Common stock, together with such beneficial owner’s address.

	Title of	Amount and		Percentage	Percentage		Percentage
	Class of	Nature of		of Class A	of Class B		of Total
	Shares	Beneficial		Common	Common		Voting
Name	Owned	Ownership		Stock(+)	Stock(+)		Power(+)

Five Percent Stockholders
Onex Corporation	Class B	32,411,638	(1)	—	96.2	%(1)	73.5%
161 Bay Street, P.O. Box 700 Toronto, Ontario M5J 2S1 Canada

Onex Partners LP	Class B	18,197,952	(2)	—	54.0%		41.3%
c/o Onex Investment Corporation 712 Fifth Avenue New York, New York 10019

OAH Wind LLC	Class B	8,604,867	(3)	—	25.5%		19.5%
421 Leader Street Marion, Ohio 43302

Onex Spirit Co-Invest LP	Class B	4,892,892	(4)	—	14.5%		11.1%
c/o Onex Investment Corporation 712 Fifth Avenue New York, New York 10019

Fairholme Capital Management, L.L.C. Bruce R. Berkowitz Fairholme Funds, Inc.	Class A	27,435,154	(5)	26.4%	—		6.2%
4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137

Orbis Investment Management Limited	Class A	11,847,045	(6)	11.4%	—		2.7%
Orbis Asset Management Limited 25 Front Street Hamilton Bermuda HM11

Blackrock, Inc.	Class A	10,035,589	(7)	9.6%	—		2.3%
40 East 52nd Street New York, New York 10022

FMR LLC Edward C. Johnson 3d	Class A	5,635,111	(8)	5.4%	—		1.3%
82 Devonshire Street New York, New York 10112

	Title of	Amount and		Percentage	Percentage	Percentage
	Class of	Nature of		of Class A	of Class B	of Total
	Shares	Beneficial		Common	Common	Voting
Name	Owned	Ownership		Stock(+)	Stock(+)	Power(+)

Directors and Executive Officers
Charles L. Chadwell	Class A	12,734	(9)	*	—	*
Ivor Evans	Class A	8,392	(10)	*	—	*
	Class B	12,965		—	*	*
Paul Fulchino	Class A	14,181	(11)	*	—	*
	Class B	12,965		—	*	*
Richard Gephardt	Class A	8,392	(12)	*	—	*
	Class B	10,059		—	*	*
Robert Johnson	Class A	15,857	(13)	*	—	*
Ronald Kadish	Class A	21,357	(14)	*	—	*
Francis Raborn	Class A	8,392	(15)	*	—	*
	Class B	22,500		—	*	*
Jeffrey L. Turner	Class A	18,531	(16)	*	—	*
	Class B	304,801	(17)	—	*	*
James L. Welch	Class A	9,392	(18)	*	—	*
Nigel Wright	Class B	66,888	(19)	—	*	*
Philip D. Anderson	Class A	4,136	(20)	*	—	*
Ulrich (Rick) Schmidt†	Class B	52,248	(21)	—	*	*
Ronald C. Brunton	Class A	11,720	(22)	*	—	*
	Class B	50,714	(23)	—	*	*
John Lewelling	Class A	9,465	(24)	*	—	*
	Class B	78,882	(25)	—	*	*
Jonathan A. Greenberg	Class A	4,857	(26)	*	—	*

All directors and executive officers as a	Class A	197,028	(27)	*	—	*
group (21 persons)**	Class B	729,008	(27)	—	2.2%	1.7%

*	Represents beneficial ownership of less than 1%.

**	Does not include Mr. Schmidt’s beneficial ownership of the Company’s Class A and Class B Common stock.

†	Mr. Schmidt retired from all of his positions held with the Company as of December 2009.

(+)	Class A Common stock has one vote per share. Class B Common stock has ten votes per share. Each outstanding share of Class B Common stock is convertible at any time after vesting, at the option of the stockholder, into one share of Class A Common stock.

(1)	Includes the following: (i) shares of Class B Common stock held by Onex Partners LP; (ii) shares of Class B Common stock held by OAH Wind LLC; (iii) shares of Class B Common stock held by Wind EI II LLC; (iv) shares of Class B Common stock held by Onex U.S. Principals LP; and (v) shares of Class B Common stock held by Onex Spirit Co-Invest LP. Onex Corporation may be deemed to own beneficially the shares of Class B Common stock held by (a) Onex Partners LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) OAH Wind LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC; (c) Wind EI II LLC, through Onex Corporation’s ownership of Onex American Holdings II LLC, which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind EI II LLC; (d) Onex U.S. Principals LP through Onex Corporation’s ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex U.S. Principals LP; and (e) Onex Spirit Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit Co-Invest LP. Onex Corporation disclaims such beneficial ownership.

Mr. Gerald W. Schwartz, the Chairman, President, and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the shares of the Company’s Class B Common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(2)	All of the shares of Class B Common stock owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(3)	All of the shares of Class B Common stock owned by OAH Wind LLC may be deemed owned beneficially by each of Onex American Holdings Subco LLC, Onex American Holdings II LLC, and Onex Corporation.

(4)	All of the shares of Class B Common stock owned by Onex Spirit Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(5)	Information is based on an amended Schedule 13G filed by Fairholme Capital Management, L.L.C. (“FCM”), Bruce R. Berkowitz and Fairholme Funds, Inc. (“FF”) on February 16, 2010. According to the amended Schedule 13G, FCM beneficially owns 27,286,490 shares of Class A Common stock, of which 23,451,750 shares are owned by FF. Mr. Berkowitz, in his capacity as the Managing Member of FCM and as the President of FF, beneficially owns the 27,286,490 shares beneficially owned by FCM, as well as an additional 148,664 shares of Class A Common stock beneficially owned in his individual capacity. According to the amended Schedule 13G: FCM has shared voting power over 24,847,350 shares and shared dispositive power over 27,286,490 shares; Mr. Berkowitz has sole voting and dispositive power over 148,664 shares, shared voting power over 24,847,350 shares and shared dispositive power over 27,286,490 shares; and FF has shared voting and dispositive power over 23,451,750 shares. Mr. Berkowitz, FF and FCM disclaim ownership of these shares for purposes of interpretations under the Internal Revenue Code of 1986, as amended, or for any other purpose, except to the extent of their pecuniary interest.

(6)	Information is based on an amended Schedule 13G filed by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”), companies formed under the laws of Bermuda, on February 12, 2010. OIML and OAML reported 11,818,795 and 28,250 shares of Class A Common stock beneficially owned by them, respectively. According to the amended Schedule 13G, OIML and OAML have the sole voting over 11,689,868 reported shares, shared voting power over 157,177 reported shares, sole dispositive power over 11,847,045 reported shares and shared dispositive power over 0 shares.

(7)	Information is based on a Schedule 13G filed by Blackrock, Inc., a corporation formed under the laws of the State of Delaware (“Blackrock”) on January 29, 2010. Blackrock reported 10,035,589 shares of Class A Common stock beneficially owned by it and certain of its affiliates. According to the Schedule 13G, Blackrock has the sole voting and dispositive power over the reported shares.

(8)	Information is based on an amended Schedule 13G filed by FMR LLC (“FMR”) and Edward C. Johnson 3d on February 16, 2010. FMR and Mr. Johnson reported beneficial ownership of 5,635,111 shares of Class A Common stock, of which 5,588,216 are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC (“Fidelity” and together with FMR, the “Funds”), as a result of Fidelity acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. According to the amended Schedule 13G, each of FMR and Mr. Johnson has sole power to dispose of the 5,635,111 reported shares and FMR has the sole power to vote 46,895 shares. According to the amended Schedule 13G, neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the 5,588,216 shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees.

(9)	Represents (i) 2,602 restricted stock units for which benefits will be paid, at the Board’s option, in cash or shares of the Company’s Class A Common stock at market value of the Company’s Class A Common stock upon Mr. Chadwell’s termination of service with the Company and its affiliates and

(ii) 10,132 shares which will vest on May 5, 2010, if Mr. Chadwell remains a member of the Board at that time.

(10)	Includes 5,790 shares which will vest on May 5, 2010, if Mr. Evans remains a member of the Board at that time.

(11)	Includes 11,579 shares which will vest on May 5, 2010, if Mr. Fulchino remains a member of the Board at that time.

(12)	Includes 5,790 restricted stock units which will vest on May 5, 2010, if Mr. Gephardt remains a member of the Board at that time and for which benefits will be paid, at the Board’s option, in cash or shares of the Company’s Class A Common stock at market value of the Company’s Class A Common stock upon Mr. Gephardt’s termination of service with the Company and its affiliates.

(13)	Includes (i) 12,965 shares owned by the RDJ Trust of which Mr. Johnson is a beneficial owner as a trustee of the RDJ Trust and (ii) 5,790 shares which will vest on May 5, 2010, if Mr. Johnson remains a member of the Board at that time.

(14)	Includes 5,790 shares which will vest on May 5, 2010, if Mr. Kadish remains a member of the Board at that time.

(15)	Includes (i) 2,602 shares owned by the Francis Raborn Revocable Trust of which Mr. Raborn is a beneficial owner as a trustee of the Francis Raborn Revocable Trust and (ii) 5,790 shares owned by the Francis Raborn Revocable Trust, which shares will vest on May 5, 2010, if Mr. Raborn remains a member of the Board at that time.

(16)	In addition, Mr. Turner has 214,966 shares which will vest annually at the rate of 33.3% beginning May 5, 2011, if Mr. Turner continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(17)	On June 17, 2005 and August 1, 2005, Mr. Turner was granted an aggregate of 1,440,000 shares of restricted Class B Common stock. Of those shares 358,726 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(18)	Includes 5,790 shares which will vest on May 5, 2010, if Mr. Welch remains a member of the Board at that time.

(19)	These shares include (i) a portion of the shares beneficially owned by Onex Partners LP, which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Partners LP, (ii) a portion of the shares beneficially owned by Onex Spirit Co-Invest LP, which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Spirit Co-Invest LP, and (iii) a portion of the shares beneficially owned by Wind EI II LLC, in which Mr. Wright has acquired a pecuniary interest pursuant to Onex Corporation’s management incentive plans. Mr. Wright disclaims beneficial ownership of the shares beneficially owned by Onex Partners LP, Onex Spirit Co-Invest LP, and Wind EI II LLC.

(20)	Includes 2,082 shares which will vest on May 5, 2010, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries at that time. In addition, Mr. Anderson has (i) 2,081 shares of Class A Common stock which will vest on May 5, 2011, (ii) 1,040 shares of Class A Common stock which will vest on May 5, 2012 and (iii) 8,337 shares of Class A Common stock which will vest annually at the rate of 33.3% beginning May 5, 2011, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(21)	On August 3, 2005, Mr. Schmidt was granted an aggregate of 1,200,000 shares of restricted Class B Common stock. Of those shares, 61,252 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(22)	In addition, Mr. Brunton has 55,940 shares of Class A Common stock which will vest annually at the rate of 33.3% beginning May 5, 2011, if Mr. Brunton continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(23)	On July 18, 2005, Mr. Brunton was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 89,671 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(24)	In addition, Mr. Lewelling has 41,955 shares of Class A Common stock which will vest annually at the rate of 33.3% beginning May 5, 2011, if Mr. Lewelling continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(25)	On February 20, 2006, Mr. Lewelling was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 93,578 shares are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(26)	Represents 4,857 shares which will vest on May 5, 2010, if Mr. Greenberg continues to be employed by the Company or any of its subsidiaries at that time. In addition, Mr. Greenberg has (i) 9,712 shares of Class A Common stock which will vest annually at the rate of 50.0% beginning May 5, 2011 and (ii) 32,420 shares of Class A Common stock which will vest annually at the rate of 33.3% beginning May 5, 2011, in each case, if Mr. Greenberg continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(27)	Includes shares issued to employees and directors of the Company which are subject to certain vesting requirements and may vest within 60 days of March 12, 2010 and excludes other shares issued to employees and directors of the Company which are subject to certain longer vesting requirements.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served during fiscal year 2009 or currently serves and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company’s Board or Compensation Committee. Messrs. Fulchino and Wright serve on the Company’s Compensation Committee and each has a relationship that qualified as a related-party transaction. See “Certain Relationships and Related Transactions” concerning these relationships.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), or “Section 16(a),” requires that directors, executive officers, and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons,” file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company’s stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on the Company’s review of copies of these reports, and written representations from such reporting persons, the Company believes that, except as stated in the paragraph below, all filings required to be made by reporting persons holding the Company’s stock were timely filed for the year ended December 31, 2009, in accordance with Section 16(a).

Ronald Brunton, an executive officer of the Company, filed a Form 4 on December 18, 2009 to report the conversion of 25,000 shares of Class B Common stock into Class A Common stock and the subsequent sale of such shares pursuant to a Rule 10b5-1 trading plan adopted by Mr. Brunton on November 11, 2009. Michael King, an executive officer of the Company, filed a Form 4 on December 18, 2009 to report the conversion of 3,000 shares of Class B Common stock into Class A Common stock and the subsequent sale of such shares pursuant to a Rule 10b5-1 trading plan adopted by Mr. King on September 15, 2009. The grants and the vesting of these shares, including the circumstances pursuant to which Messrs. Brunton and King initially acquired these shares, were both previously reported on a Form 4 filed on behalf of each of Messrs. Brunton and King and disclosed in the Company’s filings with the SEC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis contains statements regarding our performance targets and goals. These targets and goals are discussed in the limited context of our compensation program and should not be considered statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring compliance with our compensation philosophy. The Compensation Committee seeks to ensure that the compensation paid to named executive officers is reasonable and competitive. Generally, the Compensation Committee strives for internal equity among our named executive officers and, accordingly, the types of compensation and benefits offered to our named executive officers are consistent among the group.

General Philosophy and Objectives

The Compensation Committee carries out the Board’s overall responsibility relating to compensation of our executive officers. The Compensation Committee’s philosophy and primary objectives in establishing compensation policies for our executive officers are to:

•	Attract, retain, and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies and that maintains a substantial portion of total compensation at-risk;

•	Provide differentiated compensation levels to reflect differing performance levels and responsibilities among our executive officers;

•	Promote and reward the achievement of our short and long-term objectives that the Board and management believe will lead to sustained profitability and long-term growth in stockholder value through the incorporation of measurable performance objectives into the compensation arrangement; and

•	Align the interests of our executive officers with those of our stockholders by tying executive compensation to stockholder return and value.

As discussed later in this Compensation Discussion and Analysis, on an aggregate basis, the Compensation Committee sets total compensation of our executive officers, after taking into consideration prior grants under our Executive Incentive Plan (EIP), at market median levels, with base salaries below the market median and the variable portion of our executive officers’ compensation above the market median. In addition, the Compensation Committee offers long-term incentives for retention purposes.

Role of Executive Officers and the Compensation Committee in Compensation Decisions

With respect to the compensation of our executive officers, the Compensation Committee is responsible for developing and modifying, as appropriate, a competitive compensation philosophy and strategy, which includes:

•	Making recommendations to the full Board on the performance goals and objectives for compensation of our executive officers. In setting the executive officers’ compensation, the Compensation Committee annually evaluates their performance under the goals and objectives established by the Board, and with respect to our chief executive officer, reviews the chief executive officer’s self-evaluation, and makes a recommendation to the full Board. The Compensation Committee also recommends to the full Board whether to award the chief executive officer an annual discretionary bonus.

•	Making recommendations to the full Board concerning equity incentive compensation plans (including the granting of awards under such plans) and administering incentive compensation plans.

•	Reviewing and approving with our chief executive officer the performance evaluation process, compensation structure and compensation recommendations with respect to our other executive officers. This includes approving the annual salary, bonus, incentive, equity compensation, benefit plans and perquisites and other similar arrangements for such executive officers.

•	Reviewing and approving with our chief executive officer annual discretionary cash bonuses to our other executive officers. The Compensation Committee has annually approved a pool to award as discretionary cash bonuses to employees of our company and those of our subsidiaries, including executive officers, based upon a recommendation by our chief executive officer. The Compensation Committee approves all individual discretionary bonuses granted from this pool.

Our executive officers do not play a role in their own compensation determinations, other than preparing self-evaluations and discussing individual performance objectives and results with the chief executive officer. Our chief executive officer participates in determining the compensation of the other executive officers.

In establishing the overall philosophy and strategy of our executive officer compensation, the Compensation Committee takes into consideration the counsel and recommendations of our chief executive officer, chief financial officer, and senior vice president — corporate administration and human resources, in addition to recommendations of other members of the Board.

The Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that our compensation philosophy and objectives remain appropriate and consistent with our overall philosophy and objectives.

Role of Compensation Consultants

We utilized the services of Towers Perrin to benchmark our executive compensation, evaluate our existing pay philosophy, and assess our long-term incentive plan design alternatives during 2009. This information was also used by the Compensation Committee in establishing our executive officers’ base salaries and target goals for compensation plan awards.

Towers Perrin is engaged by our management, with the prior and on-going approval of the Compensation Committee and provides executive compensation consulting services primarily to the Compensation Committee. We do not currently use the services of any other compensation consultants in matters affecting executive officer compensation. Mercer Human Resources Consulting is also engaged by our management to provide non-executive compensation consulting services to the Company.

Market Benchmarking and Positioning

In benchmarking executive compensation to determine competitive levels of incentives and compensation to attract executive talent and retain our executive officers, the Compensation Committee considered portions of national, proprietary compensation surveys. Specifically, data was prepared principally using a Towers Perrin Executive Compensation custom survey on aerospace, transportation, industrial manufacturing and general industry companies. The following companies were included in the Towers Perrin custom survey:

3M	Eaton	L-3 Communications	Textron
Alliant Techsystems	Flowserve	Lockheed Martin	Thomas & Betts
American Axle & Manufacturing	General Dynamics	Louisiana-Pacific	Timken
ArvinMeritor	Goodrich	Manitowoc	Toro
Boeing	Harsco	Northrop Grumman	Trinity Industries
Brady	Hexcel	Parker Hannifin	TRW Automotive
Cameron International	Honeywell International	Raytheon	United Technologies
Caterpillar Logistics Services	Idex	Rockwell Automation	USG
Curtiss-Wright	Ingersoll-Rand	Rockwell Collins	Valmont Industries
Donaldson	ITT	Terex

Compensation amounts from the survey were size-adjusted to Spirit’s revenues so that the compensation would correlate appropriately to Spirit’s size relative to the various companies in the survey.

Where data from the custom survey was insufficient, we considered data from a Towers Perrin survey on general industry companies with sales between $1 billion and $5 billion.

The Compensation Committee believes that overall executive compensation should be designed, in the aggregate, to be competitive with comparable companies, to reward effective execution of our goals and the individual objectives set for our executive officers, and to recognize exceptional performance and results.

The Compensation Committee sets the total compensation of our executive officers, which includes base salary and annual incentive awards, at an aggregate level, after taking into consideration prior grants under the EIP, comparable to that of the median for executive positions at the companies included in the compensation surveys used. In determining the compensation of individual executives, experience, skills, responsibilities, competencies, performance and organizational structure are considered.

Company’s At-Risk Philosophy

Under our pay-at-risk philosophy, executive officers have the opportunity to earn in excess of market median levels for similar positions when exceeding the achievement of both shorter-term performance objectives and longer-term stockholder value. In general, the base salary, as the fixed component of the compensation package of our executive officers, is maintained at levels slightly below the market median.

To this end, a significant portion of our executive officers’ target annual compensation (base salary plus annual cash and stock incentive awards, excluding discretionary bonus awards) is at-risk as it is based on Company and/or individual performance. The actual value realized from annual incentive awards could be zero if minimum performance levels for payouts are not met. The portion of target annual compensation at-risk generally increases with the executive officer’s position level and impact on our performance. This provides significantly more upside potential and downside risk for more senior positions because these executives have a greater influence on our performance as a whole. However, our executive officers’ target annual compensation is reviewed against industry benchmarks and the portion of the target annual compensation placed at-risk is determined to be reasonable to encourage the executive officers’ prudent approach to risk taking. The table below shows the percentage of 2009 target annual compensation of our chief executive officer and our other named executive officers that was at-risk (variable compensation as a percentage of target annual compensation). The grant date fair values of actual grants under the Amended and Restated Long-Term Incentive Plan (LTIP) have been included in the calculations as both variable compensation and target annual compensation. The percentages listed below do not take into account prior grants under the EIP, which are performance-based and are considered by the Compensation Committee when they set target annual compensation for our executive officers.

		% of Target Annual
Name	Title	Compensation at Risk

Jeffrey L. Turner	President & CEO	92.9%
Philip D. Anderson	SVP, CFO and Treasurer	54.6	%(1)
Ulrich (Rick) Schmidt	Former EVP & CFO	72.3%
Ronald C. Brunton	SVP, Special Assignments	81.8%
John Lewelling	SVP/GM, Wing Systems Segment	68.8%
Jonathan A. Greenberg	SVP, General Counsel & Secretary	74.4%

(1)	The percentage of Mr. Anderson’s target annual compensation at risk for 2009 was established before he was serving as the Company’s chief financial officer. For 2010, a higher percentage of Mr. Anderson’s target annual compensation is expected to be at risk.

Elements Used to Achieve the Philosophy and Objectives

The Compensation Committee believes that the compensation of our executive officers should consist of base salary, annual cash and stock incentives, special discretionary awards, and longer-term equity incentives.

Element	Plan	Award Level and Timing
Base Salary	N/A	Generally set at a level that is slightly below market median levels. With the exception of significant promotions and new hires, base salaries generally are determined at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year. We set base salaries slightly below market median levels in order to maintain total compensation packages at market median levels, while providing stronger incentives for performance than comparable companies.

Annual Cash and Stock Incentive Awards	Short-Term Incentive Plan (STIP)	Each executive officer has a targeted STIP award expressed as a percentage of base salary. The target is based on the position level and market compensation. Each year the Board pre-establishes performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. Generally, the Compensation Committee determines awards at its first meeting each year following the availability of our financial results for the prior year. We typically grant awards in the form of cash and stock. We use the STIP to reward performance on an annual basis, as well as for short-term retention purposes. For 2009, no STIP awards were granted to any of our named executive officers.

	Special Discretionary Award	If we meet our Company-wide target performance, executive officer discretionary cash awards may be made from a pool equal to 10% of aggregate base salaries of our executive officers. If we exceed such target performance, the discretionary bonus pool may be increased to as much as 20% of aggregate base salaries of our executive officers. Generally, the Compensation Committee determines awards at its first meeting each year following the availability of the financial results for the prior year. We use discretionary bonuses to reward outstanding individual performance on an annual basis. For 2009, no discretionary bonuses were awarded to any of our named executive officers.

Long-Term, Equity-Based Incentive Compensation	Executive Incentive Plan (EIP)	We introduced the EIP at the time of the Boeing Acquisition. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock. The granted stock was subject to vesting conditions based on length of service and investment returns to Onex. No stock has been purchased or granted under the EIP since July 31, 2006, although approximately 20% of the stock granted remains subject to additional service requirements.

	Amended and Restated Long-Term Incentive Plan (LTIP)	We originally introduced the LTIP as a retention tool for certain key employees. Executive officers have previously participated in the EIP as the vehicle for long-term incentive awards and therefore, in the past the LTIP generally has not been used for the grant of annual incentive awards to executive officers. In 2008, the LTIP became our key long-term incentive award vehicle and we began to use it for grants of stock awards to our executive officers as a replacement for the EIP, as well as to executives who did not have the opportunity to participate in the EIP. Shares granted under the LTIP are subject to time-based vesting conditions. We currently use the LTIP for retention purposes and to reward our executive officers for achievement of sustainable profit growth over a period of more than one year.

Base Salaries

The Compensation Committee has determined that executive base salaries should be set slightly below market median levels (in the aggregate) for retention purposes, while still retaining the compensation at-risk philosophy. Accordingly, we pay our executive officers base salaries which are slightly below market median levels. This is the case for all but one of our named executive officers, whom we hired from outside of the Company and whose base salary already reflects market median levels. As a new company, we needed to attract high caliber candidates with certain skill sets and as a result, this named executive officer has a highly leveraged package with a base salary that more closely reflects the market median.

Annual Incentive Awards

Short-Term Incentive Plan (STIP). We target annual incentive awards at a level that, when combined with base salaries, is intended to yield total annual compensation that, after taking into account prior grants under the EIP, is slightly below the market median when personal and Company performance goals are not met, approximates the market median upon achievement of targeted personal and Company performance levels, and exceeds the market median upon achievement in excess of targeted personal and Company performance levels.

The STIP authorizes the grant of awards consisting of restricted stock, cash or both, as determined by the Compensation Committee. Each year the Board pre-establishes performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. In assessing our performance against objectives following the close of each year, the Compensation Committee considers actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee then determines the percentage of the target award that will be paid to each of our executive officers for the Company performance component of the annual incentive award based on its overall assessment of our performance.

Although the established target goals and the factors set forth below are the primary factors which the Compensation Committee currently uses in establishing the cash and restricted stock incentive awards, the Compensation Committee reserves the right to recommend different performance goals each year and to take into consideration any other factors as it may choose in recommending performance goals to the Board and in making actual cash and restricted stock grants. This allows the Compensation Committee flexibility when recommending the goals to take into consideration unforeseen or extraordinary circumstances. Because the Compensation Committee and the Board retain full discretion with respect to annual incentive awards and because we have adopted FASB’s authoritative guidance on stock-based compensation accounting, the stock portion of these awards is not deemed granted for financial accounting reporting purposes until the date that the shares have been issued, which was in February 2009 for 2008 performance.

In assessing our annual incentive target goals for 2009, the Compensation Committee considered performance against objectives following the close of the 2008 year, actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee recommended performance goals to the Board in 2009 based on four primary factors, weighted 25% each: (1) earnings before interest and taxes (EBIT), (2) EBIT as a percentage of revenues, (3) free cash flow (cash flow from operations less net capital expenditures) and (4) business segment free cash flow. Business segment free cash flow is defined as the total of business segment operating income for each of our business segments, in each case adjusted for the cash flow effects of certain items particular to the business segments, limited to changes in inventory and accounts receivable, depreciation and capital expenditures. Subject to the Board’s discretion, the possible payout range was from 0 for poor performance, to 100% for target performance to a maximum of 200% for exceeding target performance.

The following table sets forth the 2009 targets and actual results for our performance measures.

			Percentage of Target
Performance Measure	Target	Actual Results	Payable
	($ in millions)	($ in millions)

EBIT	$495	$309	0%
EBIT as a Percentage of Revenues	11.25%	7.6%	0%
Free Cash Flow	$0	$(127)	4%
Business Segment Free Cash Flow	$245	$14	0%

Our Compensation Committee determined that as a result of our actual financial performance for 2009 based on the four factors (EBIT, EBIT as a percentage of revenues, free cash flow and business segment free cash flow) weighted as described above, no payouts of any portion of target awards would be made to any of our named executive officers, despite the fact that 4% of the free cash flow component of target awards would have been payable based on actual free cash flow levels.

The determination not to pay 2009 incentive cash and restricted stock awards was made by the Board and the Compensation Committee in February 2010. We selected this schedule because it enables the Board and the Compensation Committee to consider our prior year performance and our expectations for the upcoming year. The 2008 incentive cash and restricted stock awards were granted 18 days following the Compensation Committee’s meeting in February 2009. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

As discussed above, base salary — as the fixed component of the compensation package of our executive officers — is maintained at levels slightly below the market median, to support our compensation at-risk philosophy. Under our pay-at-risk philosophy, executive officers have the opportunity to earn in excess of market median compensation when they exceed both shorter-term performance objectives and longer-term stockholder value goals, because incentive awards are a significant component of their compensation.

Except with regard to our chief executive officer, whose employment agreement requires that annual awards be paid 50% in cash and 50% in restricted stock, annual incentive awards are generally payable 50% in cash and 50% in restricted stock, at the discretion of the Compensation Committee. The awards are denominated in dollars and the restricted stock portion is converted into actual shares based on the fair market value of our Common stock. For the 2008 awards that were paid in 2009, the fair market value was set by the Board to be the average of the opening and closing trading prices of the Class A Common stock on February 10, 2009, which was the third trading day after our quarterly earnings announcement. The actual number of stock awards paid in 2009 can be seen on the “Grants of Plan-Based Awards for Fiscal Year 2009” table below. The 2008 STIP award was confirmed by the Board on February 3, 2009. The Board did not grant any STIP awards for 2009. Under the STIP, the stock portion of the award vests upon completion of one year of service following the date of the award. If a participant ceases to be employed after an award, but prior to vesting, the entire stock portion of the award is forfeited. This risk of forfeiture helps satisfy our goal of retaining executive talent and assures that the interests of our executive officers are closely tied to the return and value provided to our stockholders. The 2007 STIP stock award granted in 2008 vested on February 22, 2009. The 2008 STIP stock award granted in 2009 vested on February 20, 2010.

Special Discretionary Award. In order to recognize performance and contribution toward achievement of our goals, executive officers have the opportunity to earn an additional cash award for significant individual performance. If, in the sole discretion of the Compensation Committee upon consultation with the chief executive officer, we meet our Company-wide target performance, executive officer discretionary awards are made from a pool equal to 10% of aggregate base salaries of our executive officers. If, in the sole discretion of the Compensation Committee upon consultation with our chief executive officer, we achieve outstanding performance, executive officer discretionary awards are made from a pool not exceeding 20% of aggregate base salaries of our executive officers. Individual executive officer discretionary awards are made based upon the recommendation of our chief executive officer and approved by the Compensation Committee. The Compensation Committee separately reviews the chief executive officer’s performance to determine whether any discretionary award for the chief executive officer is appropriate and makes the award. We intend for potential awards to be significant enough to further motivate the recipient and be tied to the impact of specific individual achievements and results that further our objectives. There is no restriction on the factors that the chief executive officer and/or the Compensation Committee may consider.

The Compensation Committee did not approve any discretionary awards for our named executive officers for 2009 performance.

Long-Term, Equity-Based Incentive Compensation

We believe that long-term, equity-based incentive compensation is an important component of our executive compensation because it has the effect of retaining executive officers, aligning executive officers’ financial interests with the interests of our stockholders, and rewarding the achievement of our long-term strategic goals. Payment of long-term incentive awards is based on Company performance and is targeted at levels comparable to those of the market median for comparable positions, utilizing the same compensation data we use for setting total annual compensation. Historically, our primary longer-term, equity-based program for existing executive officers has been the EIP.

Executive Incentive Plan (EIP). The EIP was introduced at the time of the Boeing Acquisition, to provide an opportunity for our key executive officers to acquire an equity interest in the Company, as a way to ensure that they would remain with the Company, and to attract other key executive officers. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock which were subject to vesting conditions described below.

Participants in the EIP purchased shares of restricted Company stock with cash and/or traded the transferred, frozen value of their Boeing SERP (non-qualified supplemental employee retirement plan) for phantom shares of Company stock. The EIP provided for up to a four-to-one match on the participant’s stock or phantom stock investment. Matching grants vest upon certain liquidity events specified under the plan in which entities affiliated with Onex liquidate a portion of their investment in the Company. Upon such a liquidity event, recipients may receive an interest in all or a portion of the shares granted to them, which portion is determined pursuant to a formula (the “EIP Vesting Formula”) based on the portion of the Onex entities’ investment liquidated, the return on the Onex entities’ investment, and the recipient’s period of service with Spirit if no longer employed with Spirit. If the liquidity event is a change in control (as defined in the plan), recipients may receive an interest in all remaining shares granted to them. To the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they will acquire an interest in that stock on that date, regardless of whether a change in control has occurred. Additionally, as it was anticipated that restricted stock granted under the EIP may become taxable to participants before they have fully acquired an interest in that stock under the terms of the plan, on October 20, 2008, the Board amended the EIP to allow a portion of the shares granted under the EIP to be sold as necessary to pay a participant’s withholding tax liability at such time as a participant incurs income tax liability under applicable law with respect to the shares. However, an EIP participant has the option to pay cash to cover the withholding tax liability, in which case no shares may be sold in connection with that tax event, and participants will not fully acquire an interest in those shares unless and until otherwise provided under the terms of the plan. The failure of a participant to satisfy the withholding tax liability by either selling shares or paying cash results in the forfeiture under the EIP of all shares to which the participant would otherwise incur income tax liability. Because the EIP was established to retain key executive officers at the time of the initial acquisition of our business and initially to attract additional key executive officers, it was closed to participation shortly after the acquisition of the aerostructures division of BAE Systems (Operations) Limited (“Spirit Europe”) in April 2006. No stock has been purchased or granted under the EIP since July 31, 2006.

We completed an initial public offering in November 2006 that resulted in a partial vesting (approximately 43%) of the EIP matching stock that we granted to our named executive officers. In May 2007, certain of our stockholders completed a secondary offering which resulted in an additional partial vesting (approximately 28%) of the EIP matching stock that we granted to our named executive officers. Following the initial public offering and secondary offering, 29% of the matching stock granted to our named executive officers remains subject to vesting conditions. However, as a result of the returns earned by the Onex entities in the initial public offering and the secondary offering, the element of the EIP Vesting Formula based on the return realized on the Onex entities’ investment will be satisfied at the highest level for all subsequent liquidity events, assuming no additional investment in the Company is made by the Onex entities and subject to the right of the Compensation Committee to exercise discretion as to whether the return on investment capital requirement of the EIP is satisfied.

Due to the occurrence during 2009 of the four-year anniversaries of the EIP grant dates for certain participants in the EIP, an additional 9% of the shares granted to them under the plan became taxable to the participants. The total number of additional shares which became taxable to the participants during 2009 was 668,512. Those shares are no longer subject to a substantial risk of forfeiture for tax purposes; however, under the EIP, the shares may not be sold (except in limited circumstances described above) and participants do not have the unrestricted rights of stockholders with respect to those shares until the earlier of a liquidity event or June 16, 2015. For most participants, the shares granted to them under the EIP will become taxable as they reach the four-year and five-year anniversary dates of their grant dates in 2010 and/or 2011. During 2009, certain of those participants who had taxable income on account of an incremental 9% of the shares granted to them under the EIP sold a portion of those shares to satisfy the withholding tax liability associated with such taxable event. In addition, in February 2010, the Board amended the EIP to extend the service requirement for an incremental 20% of the shares granted under the plan to certain participants from June 16, 2010 to September 12, 2010.

Details of resultant payouts can be found in the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009”.

Amended and Restated Long-Term Incentive Plan (LTIP). The LTIP was implemented for grants of stock awards for some key employees. Executive officers previously participated in the EIP as a long-term incentive vehicle and therefore, generally, until 2008 the LTIP had not been used for the executive officers.

The Compensation Committee has determined that going forward, the LTIP is an important component of compensation, particularly as the EIP fully vests. The LTIP is used to provide long-term, equity-based incentive compensation in keeping with our executive compensation philosophy for the entire executive group. As the STIP provides the at-risk component of the executive package, the LTIP, which is a time-based vesting plan, is primarily used for attraction and retention purposes.

We granted restricted stock awards with multi-year vesting schedules under the LTIP to all of our executive officers for 2008 and 2009, and expect to continue this practice in future years. Typically, one-third of the shares granted vests on each of the 2nd, 3rd and 4th anniversaries of the grant date. However, grants of LTIP awards to EIP participants take into account EIP grants which remain unvested, and LTIP grants to these participants generally do not begin to vest until approximately one year after the service component of the vesting formula for the remaining EIP grants is satisfied.

Other Compensation Elements

Payments for Executive Recruitment. We seek to obtain some of the most highly qualified executive talent in a highly competitive industry. While we seek to find executive talent from our succession planning pool, we also must seek to attract executive talent from other companies, including our competitors, who have proven records of skill and performance. To satisfy our goal of attracting highly qualified executive talent, the Compensation Committee strongly believes that the initial compensation package provided to an executive officer must be significant enough to cause such executive officer to leave his or her current employment in which he or she may have significant tenure and significant value tied to long-term incentive and other compensation arrangements — most of which would be forfeited upon joining us.

Therefore, we have structured a variety of compensation arrangements and approved payments to recruit executive talent. Several of these compensation arrangements provided for the transfer of equivalent benefits that several of our executive officers enjoyed while they worked for Boeing. See the discussion accompanying the “Nonqualified Deferred Compensation and Pension Plan” table below. In other cases, the Compensation Committee has approved cash payments designed to compensate individual executive officers for compensation that they would forgo by leaving their current employers. No such payments were made to named executive officers in 2009. For the named executive officers who were also named executive officers in 2007 and/or 2008, those payments for the year(s) in which they were named executive officers are listed in the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” below. Payments designed to compensate for forgone salary and general benefits are listed under the “All Other Compensation” column of that table, and payments designed to compensate for forgone bonuses are listed under the “Bonus” column of that table. The Compensation Committee believes that its decision to adopt those compensation arrangements and approve those payments was reasonable and necessary to achieve overall Company goals and was consistent with our compensation philosophy.

Perquisites and Personal Benefits. Perquisites and other benefits represent a small part of the overall compensation package for our executive officers, and are offered only after consideration of business need. The Compensation Committee annually reviews the perquisites and other personal benefits that we provide to our executive officers. For 2007, 2008 and 2009, the primary perquisites and personal benefits were private use of aircraft and other travel expenses, Company-provided automobiles, Company contributions to defined contribution plans and life insurance coverage, financial planning services provided by the Company, relocation expenses, and club memberships. We maintain certain country club memberships for the purpose of business entertainment which memberships, by club rules, are in our executive officers’ names. When an executive officer uses a club membership exclusively for Company business purposes, it is our policy not to attribute the cost of such membership to the executive officer as personal income. When an executive officer also uses a membership for personal reasons, we attribute the value of the membership to the executive officer as additional income. For each of 2007, 2008 and 2009, we authorized two club memberships — one each to the Company’s chief executive officer and former chief financial officer. For 2007, 2008 and 2009, Mr. Turner did not make personal use of his club membership and Mr. Schmidt did make personal use of his club membership. The amounts attributed to Mr. Schmidt are shown in the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” below.

Retirement Plans. We adopted a supplemental executive retirement plan (SERP) in connection with the Boeing Acquisition in order to attract certain employees from Boeing. The SERP provides deferred compensation benefits to those of our executive officers and certain other members of management that previously participated in Boeing’s Supplemental Executive Retirement Plan for Employees of Boeing, prior to the Boeing Acquisition. Also in connection with the Boeing Acquisition, we adopted the Pension Value Plan (PVP) for those former employees of Boeing who did not retire from Boeing by August 1, 2005. Both the SERP and the PVP are frozen plans, so no additional employees are becoming participants in the plans and no current participants are accruing any additional benefit. The PVP allowed the transfer of pension values from Boeing pension plans. The PVP is fully paid for by us and our employees are vested after reaching five years of service. We list the benefit numbers for the named executive officers in the “Pension Benefits” table below and the additional narrative following that table.

We provide our executive officers, including our named executive officers, benefits provided to all other salaried, non-union employees, including medical and dental insurance and tax-qualified defined contribution participation and matching (our 401(k) plan). These benefits are important for retaining our executive officers and enhancing their compensation through tax excluded or tax deferred vehicles. Our contributions to our 401(k) plan on behalf of the named executive officers are described in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” below. This plan furthers our objectives of attracting and retaining well-qualified employees and executive officers and is consistent with our compensation philosophy.

Compensation in Connection with Termination of Employment and Change-In-Control

We do not maintain any programs of broad application specifically designed to provide compensation in connection with the termination of employment or a change in control of the Company. Our view toward creating sustainable growth and long-term stockholder value has been deemed best served by encouraging the attraction and retention of high quality executive officers through performance-based incentives without overemphasizing compensation at terminal events, such as termination or change in control.

Nonetheless, we recognize that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally have been designed on a case-by-case basis as the Compensation Committee deems necessary to achieve our goal of attracting highly-qualified executive talent. We have provided for termination compensation through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer’s employment. We have also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time.

To the extent our compensation arrangements provide for a payment or earning event in connection with a change in control, our intent generally has been to reward employees for the long-term performance that culminates in the change in control event and to provide that reward at a time of sufficient liquidity (when value also is being returned to stockholders). For example, we designed our EIP to encourage long-term performance by deferring the vesting of awards until the occurrence of a liquidity event (including a change in control), but even then only to the extent objective performance goals are obtained. Similarly, payment of value attributable to phantom stock investments under our SERP is deferred until a liquidity event occurs and is then made at the earliest time permitted in accordance with applicable income tax rules (generally the earlier of a separation from service or a qualifying change in control).

In most cases, our arrangements providing for a payment or earning event in connection with a change in control do not require that the executive terminate employment in order to realize value (except to the extent applicable income tax rules require deferral of payment to termination of employment). We are of the view that our management and workforce add materially to the value of our business as a going concern, and that value may be impaired if employees are encouraged to leave in order to realize value. We have designed our compensation arrangements to strike a balance between encouraging retention and providing appropriate protection. The EIP, for example, which takes an employee’s years of service with the Company into account in determining vesting upon a liquidity event, provides full service credit for employees that continue their employment through the date of a liquidity event (even if full credit has not yet been earned), thereby providing an incentive to remain employed through the date of the liquidity event (which might be a change in control). The EIP also provides an acceleration of credited service (to the extent not yet earned) in the event employment is involuntarily terminated (actually or constructively) following a change in control, thereby ensuring that an employee involuntarily terminated following a change in control is not adversely affected as to future liquidity events because the employee did not have a full opportunity to earn full service credit for vesting purposes.

You can find additional information regarding our practices in providing compensation in connection with termination of employment and change in control under the heading “Potential Payments on Termination or Change-in-Control” below.

Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of a company’s three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders).

We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards and grants of restricted stock, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Grants of stock and payments of incentive cash awards in fiscal year 2009 did not satisfy the Internal Revenue Service requirements for “qualifying performance-based” compensation.

We have adopted FASB’s authoritative guidance on stock-based compensation accounting, which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service and there are no other vesting requirements. The notes to our consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2009 filed with the SEC, contain further information concerning our policies with respect to FASB’s authoritative guidance on stock-based compensation accounting.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting of Stockholders and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year 2009.

Compensation Committee
Paul Fulchino, Chairman
Richard Gephardt
Robert Johnson
Nigel Wright

Summary Compensation Table for Fiscal Years 2007, 2008 and 2009

The following table summarizes compensation information for the fiscal year ended December 31, 2009, for (i) Mr. Turner, our chief executive officer, (ii) Mr. Anderson, our chief financial officer (iii) Mr. Schmidt, our former chief financial officer who retired in December 2009, and (iv) our three most highly compensated executive officers other than our chief executive officer, our current chief financial officer and our former chief financial officer who were serving as our executive officers at the end of such fiscal year. The following table also summarizes compensation information for the fiscal years ended December 31, 2007 and 2008, for those of the foregoing officers who were listed as named executive officers in our Proxy Statements for our 2008 and 2009 Annual Meetings of Stockholders.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(5)	($)	($)(6)	($)	($)		($)

Jeffrey L. Turner,	2009	263,390	—	2,746,551	—	—	44,366 (7)	37,560	(8)	3,091,867
President & CEO	2008	263,390	150,000(3)	1,405,985	—	426,708	101,612 (7)	35,169	(9)	2,382,864
	2007	263,390	200,000(3)	895,560	—	438,561	— (7)	31,006	(10)	1,828,517
Philip D. Anderson,	2009	180,003	—	146,547	—	—	—	13,711	(11)	340,261
SVP, CFO & Treasurer(1)
Ulrich (Rick) Schmidt,	2009	430,228	—	679,424	—	—	—	28,603	(12)	1,138,255
Former EVP & CFO(1)	2008	432,494	40,000(3)	750,446	—	280,260	—	41,630	(13)	1,544,830
	2007	432,494	80,000(3)	588,200	—	288,045	—	33,591	(14)	1,422,330
Ronald C. Brunton,	2009	249,995	—	739,599	—	—	—	24,441	(15)	1,014,035
SVP, Special	2008	232,686	10,000(3)	683,810	—	271,936	—	26,443	(16)	1,224,875
Assignments	2007	199,992	100,000(3)	330,953	—	166,500	—	21,464	(17)	818,909
John Lewelling,	2009	375,003	—	535,580	—	—	—	18,783	(18)	929,366
SVP/GM, Wing	2008	375,003	20,000(3)	581,783	—	182,250	—	32,513	(19)	1,191,549
Systems Segment	2007	375,003	50,000(3)	382,500	—	187,313	—	67,914	(20)	1,062,730
Jonathan A. Greenberg,	2009	299,998	—	580,573	—	—	—	17,538	(21)	898,109
SVP, General	2008	206,537	410,000(4)	420,024	—	182,250	—	391,316	(22)	1,610,127
Counsel & Secretary(2)

(1)	Mr. Anderson, Spirit’s Treasurer and Vice President, Investor Relations, assumed the role of interim Chief Financial Officer, effective October 3, 2009, and was appointed Senior Vice President and full time Chief Financial Officer of the Company, effective February 12, 2010. Mr. Schmidt retired as Chief Financial Officer of the Company in October 2009 and ceased employment with the Company in December 2009.

(2)	Mr. Greenberg’s employment with the Company commenced on April 14, 2008.

(3)	Represents a discretionary bonus paid to the respective executive officer.

(4)	Includes (a) a $400,000 one-time cash payment for a sign-on bonus, and (b) a $10,000 discretionary bonus paid to Mr. Greenberg.

(5)	Represents the dollar amount computed based on the individual award grant date fair values reported in the applicable year’s Grants of Plan-Based Awards Table in accordance with FASB’s authoritative guidance on stock-based compensation accounting. Additional information concerning the Company’s accounting for stock awards may be found in Note 16 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for 2009.

(6)	Represents cash compensation earned by each named executive officer under the STIP for the respective fiscal years.

(7)	The aggregate change in the actuarial present value of Mr. Turner’s interest under the Company’s Pension Value Plan was ($35,686), a negative amount. There were no above-market earnings on Mr. Turner’s interest under the Company’s Deferred Compensation Plan.

(8)	Includes (a) $9,606 for dependent travel paid for by the Company, (b) $26,758 for Company contributions to defined contribution plans, and (c) $1,196 for Company contributions toward life insurance coverage.

(9)	Includes (a) $5,716 for dependent travel paid for by the Company of which $2,324 represents reimbursement of taxes owed on this amount, (b) $28,257 for Company contributions to defined contribution plans, and (c) $1,196 for Company contributions toward life insurance coverage.

(10)	Includes (a) $29,810 for Company contributions to defined contributions plans, and (b) $1,196 for Company contributions toward life insurance coverage.

(11)	Includes (a) $13,500 for Company contributions to defined contribution plans, and (b) $211 for Company contributions toward life insurance coverage.

(12)	Includes (a) $6,614 for country club dues, (b) $19,275 for Company contributions to defined contribution plans, and (c) $2,714 for Company contributions toward life insurance coverage.

(13)	Includes (a) $6,785 for country club dues, (b) $3,676 for dependent travel paid for by the Company of which $1,494 represents reimbursement of taxes owed on this amount, (c) $17,778 for Company contributions to defined contribution plans, (d) $2,141 for Company contributions toward life insurance coverage, and (e) $11,250 for value of financial planning services provided by the Company.

(14)	Includes (a) $7,065 for country club dues, (b) $3,804 for dependent travel paid for by the Company, (c) $20,581 for Company contributions to defined contribution plans, and (d) $2,141 for Company contributions toward life insurance coverage.

(15)	Includes (a) $22,725 for Company contributions to defined contribution plans, and (b) $1,716 for Company contributions toward life insurance coverage.

(16)	Includes (a) $20,624 for Company contributions to defined contribution plans, (b) $4,542 for dependent travel paid for by the Company of which $1,847 represents reimbursement of taxes owed on this amount, and (c) $1,277 for Company contributions toward life insurance coverage.

(17)	Includes (a) $20,625 for Company contributions to defined contribution plans, and (b) $839 for Company contributions toward life insurance coverage.

(18)	Includes (a) $18,150 for Company contributions to defined contribution plans, and (b) $633 for Company contributions toward life insurance coverage.

(19)	Includes (a) $15,000 for value of financial planning services provided by the Company, (b) $16,879 for Company contributions to defined contribution plans, and (c) $634 for Company contributions toward life insurance coverage.

(20)	Includes (a) $25,025 for relocation expenses reimbursed by the Company, (b) $15,000 for value of financial planning services provided by the Company, (c) $27,255 for Company contributions to defined contribution plans, and (d) $634 for Company contributions toward life insurance coverage.

(21)	Includes (a) $15,473 for Company contributions to defined contribution plans, (b) $325 for Company contributions toward life insurance coverage, and (c) $1,740 for relocation expenses paid or reimbursed by the Company.

(22)	Includes (a) $192,741 reimbursement by the Company for the payment of taxes due with respect to a sign-on bonus, (b) $187,273 for relocation expenses paid or reimbursed by the Company, (c) $11,077 for Company contributions to defined contribution plans, and (d) $225 for Company contributions toward life insurance coverage.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2009.

										All
								All		Other
								Other		Option
								Stock		Awards		Grant
		Estimated Possible Payouts						Awards:		Number of	Exercise	Date Fair
		Under			Estimated Future Payouts			Number of		Securities	or Base	Value of
		Non-Equity Incentive Plan			Under			Shares of		Under-	Price of	Stock and
		Awards(1)			Equity Incentive Plan Awards(2)			Stock		lying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Option	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)		(#)	($/Sh)	($)(4)

Jeffrey L. Turner,	2/20/2009	—	—	—	105,360	526,800	1,053,600	—		—	—	375,941
President & CEO	N/A	131,700	526,800	1,053,600	—	—	—	—		—	—	N/A
	5/05/2009	—	—	—	—	—	—	182,988	(3)	—	—	2,370,610
Phil D. Anderson,	2/20/2009	—	—	—	13,500	54,000	108,000	—		—	—	38,541
SVP, CFO & Treasurer	N/A	13,500	54,000	108,000	—	—	—	—		—	—	N/A
	5/05/2009	—	—	—	—	—	—	8,337	(3)	—	—	108,005
Ulrich (Rick) Schmidt,	2/20/2009	—	—	—	69,200	346,000	692,000	—		—	—	246,921
Former EVP & CFO	N/A	86,500	346,000	692,000	—	—	—	—		—	—	N/A
	5/05/2009	—	—	—	—	—	—	33,385	(3)	—	—	432,503
Ronald C. Brunton,	2/20/2009	—	—	—	75,000	375,000	750,000	—		—	—	239,588
SVP, Special	N/A	78,125	312,500	625,000	—	—	—	—		—	—	N/A
Assignments	5/05/2009	—	—	—	—	—	—	38,596	(3)	—	—	500,011
John Lewelling,	2/20/2009	—	—	—	45,000	225,000	450,000	—		—	—	160,572
SVP/GM, Wing Systems	N/A	56,250	225,000	450,000	—	—	—	—		—	—	N/A
Segment	5/05/2009	—	—	—	—	—	—	28,947	(3)	—	—	375,008
Jonathan A. Greenberg,	2/20/2009	—	—	—	—	—	—	—		—	—	160,572
SVP, General Counsel &	N/A	56,250	225,000	450,000	—	—	—	—		—	—	N/A
Secretary	5/05/2009	—	—	—	—	—	—	32,420	(3)	—	—	420,001

(1)	The Company did not grant any STIP cash awards for 2009 performance. Accordingly, the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” does not contain any STIP cash awards for the named executive officers for 2009.

(2)	The STIP restricted stock awards are denominated in dollars and then converted and paid in shares of Class A Common stock. Mr. Turner was granted 32,862 shares, Mr. Anderson was granted 3,369 shares, Mr. Schmidt was granted 21,584 shares, Mr. Brunton was granted 20,943 shares, Mr. Lewelling was granted 14,036 shares and Mr. Greenberg was granted 14,036 shares under the STIP in February 2009 for 2008 performance. As a result of Mr. Schmidt’s retirement in December 2009, Mr. Schmidt forfeited all of his unvested stock awards granted under the STIP.

(3)	The LTIP restricted stock awards will vest annually at a rate of 33% beginning May 5, 2011 if such named executive officer remains employed on each annual vesting date, provided that if an executive officer acquires an interest in all shares granted to him under the EIP before June 2010, the restricted shares granted to him under the LTIP on May 2, 2008 will vest annually at a rate of 33%, beginning on May 5, 2010. As a result of Mr. Schmidt’s retirement in December 2009, Mr. Schmidt forfeited all of his unvested stock awards granted under the LTIP.

(4)	Represents the grant date fair value of each equity award computed in accordance with FASB’s authoritative guidance on stock-based compensation accounting and includes amounts from awards granted in 2009. Additional information concerning the Company’s accounting for stock awards may be found in Note 16 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for 2009.

Outstanding Equity Awards at End of Fiscal Year 2009

The following table presents information concerning the number and value of unvested restricted stock grants to our named executive officers under our LTIP, STIP and EIP plans outstanding as of December 31, 2009. We have not granted any options or option-like awards.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive					Unearned	Unearned
			Plan				Market	Shares,	Shares,
			Awards:				Value	Units or	Units or
	Number of	Number of	Number of			Number of	of Shares or	Other	Other
	Securities	Securities	Securities			Shares or	Units of	Rights	Rights
	Underlying	Underlying	Underlying	Option		Units of	Stock That	That	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Have Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested(7)	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	($)	(#)	($)

Jeffrey L. Turner,	—	—	—	—	—	606,554(1)	12,046,162	—	—
President & CEO
Philip D. Anderson,	—	—	—	—	—	16,909(2)	335,813	—	—
SVP, CFO & Treasurer
Ulrich (Rick) Schmidt,	—	—	—	—	—	61,252(3)	1,216,465	—	—
Former EVP & CFO
Ronald C. Brunton,	—	—	—	—	—	166,554(4)	3,307,762	—	—
SVP, Special Assignments
John Lewelling,	—	—	—	—	—	159,709(5)	3,171,821	—	—
SVP/GM, Wing Systems Segment
Jonathan A. Greenberg,	—	—	—	—	—	61,025(6)	1,211,957	—	—
SVP, General Counsel & Secretary

(1)	(i) 358,726 restricted shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)”, (ii) 214,966 restricted shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, if Mr. Turner remains employed on each annual vesting date, provided that if Mr. Turner acquires an interest in all shares granted to him under the EIP before June 2010, 31,978 restricted shares granted under the LTIP will vest annually at a rate of 33%, beginning on May 5, 2010, and (iii) 32,862 restricted shares granted under the STIP vested on February 20, 2010.

(2)	(i) (a) 1,041 and 1,040 restricted shares granted under the LTIP will vest on May 5, 2010 and May 5, 2011, respectively, (b) 3,122 shares of Class A Common stock will vest annually at the rate of 33.3% beginning May 5, 2010 and (c) 8,337 shares of Class A Common stock will vest annually at the rate of 33.3% beginning May 5, 2011, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date, and (ii) 3,369 restricted shares granted under the STIP vested on February 20, 2010.

(3)	61,252 restricted shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP).”

(4)	(i) 89,671 restricted shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)”, (ii) 55,940 restricted shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, if Mr. Brunton remains employed on each annual vesting date, provided that if Mr. Brunton acquires an interest in all shares granted to him under the EIP before June 2010, 17,344 restricted shares granted under the LTIP will vest annually at a rate of 33%, beginning on May 5, 2010, and (iii) 20,943 restricted shares granted under the STIP vested on February 20, 2010.

(5)	(i) 103,718 restricted shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)” (including 10,140 shares that vested and were sold on January 5, 2010 solely to satisfy Mr. Lewelling’s tax obligations under the EIP), (ii) 41,955 restricted shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, if Mr. Lewelling remains employed on each annual vesting date, provided that if Mr. Lewelling acquires an interest in all shares granted to him under the EIP before June 2010, 13,008 restricted shares granted under the LTIP will vest annually at a rate of 33%, beginning on May 5, 2010, and (iii) 14,036 restricted shares granted under the STIP vested on February 20, 2010.

(6)	(i) 14,569 restricted shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2010, if Mr. Greenberg remains employed on each annual vesting date, (ii) 32,420 restricted shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, if Mr. Greenberg remains employed on each annual vesting date, and (iii) 14,036 restricted shares granted under the STIP vested on February 20, 2010.

(7)	Market value calculated by multiplying the number of shares by $19.86, the closing price per share of our Class A Common stock on the last trading day of our fiscal year 2009. Upon vesting, shares of Class B Common stock are convertible into shares of Class A Common stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2009

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2009. We have not granted any options or option-like awards.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(6)
Name	(#)	($)	(#)	($)

Jeffrey L. Turner, President & CEO	—	—	73,439(1)	1,000,447
Philip D. Anderson, SVP, CFO & Treasurer	—	—	2,814(2)	32,773
Ulrich (Rick) Schmidt, Former EVP & CFO	—	—	58,147(3)	800,622
Ronald C. Brunton, SVP, Special Assignments	—	—	20,613(4)	274,576
John Lewelling, SVP/GM, Wing Systems Segment	—	—	7,387(5)	80,075
Jonathan A. Greenberg, SVP, General Counsel & Secretary	—	—	—	—

(1)	Includes 17,294 Class B shares of restricted stock awarded by us under the STIP and 56,145 Class B shares of restricted stock awarded by us under the EIP.

(2)	Includes 1,773 Class B shares of restricted stock awarded by us under the STIP and 1,041 Class A shares of restricted stock awarded by us under the LTIP.

(3)	Includes 11,359 Class B shares of restricted stock awarded by us under the STIP and 46,788 Class B shares of restricted stock awarded by us under the EIP.

(4)	Includes 6,566 Class B shares of restricted stock awarded by us under the STIP and 14,047 Class B shares of restricted stock awarded by us under the EIP.

(5)	Represents 7,387 Class B shares of restricted stock awarded by us under the STIP.

(6)	Class B shares of restricted stock awarded by us under the STIP vested on February 23, 2009, the first market trading day after February 22, 2009, the vesting date, which is a Sunday, at $10.84, the closing price of our Class A Common stock on such date. Class B shares of restricted stock awarded by us under the EIP vested on June 16, 2009 at $14.48, the closing price of our Class A Common stock on such date. Class A shares of restricted stock awarded by us under the LTIP vested on May 5, 2009 at $13.02, the closing price of our Class A Common stock on such date.

Pension Benefits

The following table presents information concerning benefits received under the Company’s Pension Value Plan by the named executive officers during the fiscal year ended December 31, 2009.

		Number of	Present Value
		Years	of	Payment
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Jeffrey L. Turner, President & CEO	Pension Value Plan	29.6715 (1)	895,231	0
Philip D. Anderson, SVP, CFO & Treasurer	—	—	—	—
Ulrich (Rick) Schmidt, Former EVP & CFO	—	—	—	—
Ronald C. Brunton, SVP, Special Assignments	—	—	—	—
John Lewelling, SVP/GM, Wing Systems Segment	—	—	—	—
Jonathan A. Greenberg, SVP, General Counsel & Secretary	—	—	—	—

(1)	As reported by Boeing under a Boeing Prior Plan (as defined below), and includes service with Boeing. See narrative below.

Effective June 17, 2005, pension assets and liabilities were spun-off from three of Boeing’s qualified plans (each, a “Prior Plan”) into four Spirit qualified plans for each Spirit employee who did not retire from Boeing by August 1, 2005. Each Prior Plan was frozen as of June 16, 2005, for future service credits and pay increases. Effective December 31, 2005, all four qualified plans were merged together into the Spirit AeroSystems Holdings, Inc. Pension Value Plan (“PVP”).

One of our named executive officers, the chief executive officer, is a participant in the PVP. Mr. Brunton retired from Boeing and is not a participant in the PVP. Our other three named executive officers were not employees of Boeing. Benefits under the PVP applicable to Mr. Turner are based upon a Prior Plan benefit plus a Cash Balance benefit. An actuarial determination of the Prior Plan benefit was completed by Boeing based on service and final average pay through December 31, 1998, and indexed for changes in base pay through June 16, 2005. The Prior Plan amounts are payable as a life annuity beginning at normal retirement (age 65), with the full benefit payable upon retirement on or after age 60. Under the Cash Balance benefit formula, employees received Benefit Credits based on their age at the end of each plan year through June 16, 2005. The annual Benefit Credit was a specified percentage of eligible pay, ranging from 3% at ages younger than 30 to 11% upon reaching age 50. Eligible pay included base pay and executive incentive pay, limited to Code’s Section 401(a)(17) limits. The Benefit Credits ceased upon freezing of the Prior Plan; however, employees continue to receive Interest Credits each year. The Interest Credits for each year are based on the 30-year Treasury Rate as of November of the prior year, with a minimum of 5.25% and maximum of 10%. The Cash Balance account is converted to a life annuity upon an active employee’s retirement using a factor of 11.

The PVP is fully paid for by the Company and employees are vested after reaching five years of service. Vesting service continues to accumulate after June 16, 2005, for continued employment. At least as early as November 30, 2006 (the end of the PVP’s fiscal year), Mr. Turner (32.4167 years for vesting) was fully vested in his benefit.

The normal retirement age under the Plan is 65. There are various early retirement ages allowed under the plan for the various benefits provided to employees. Mr. Turner is currently entitled to early retirement benefits. The Prior Plan benefit is reduced by 2% for each year that benefits commence prior to age 60. Mr. Turner is currently 58 years of age. Projected annual benefits payable upon retirement at age 60 are $81,199 for Mr. Turner. If he retires at age 65, the annual benefit amount is $86,776.

For purposes of the calculations shown in the “Pension Benefits” table, we assume that the named executive officer elects a single life annuity form of payment. The present value determination is based on the RP 2000 Mortality Table projected to 2010 with white collar adjustment and a 6.15% discount rate. The Interest

Crediting Rate used in the calculations is 5.25% for each future year. The present values were calculated assuming the named executive officer retires and commences receipt of benefits at age 60.

We also maintain the SERP, which provides supplemental, nonqualified retirement benefits to executives who (1) had their benefits transferred from a Boeing nonqualified plan to the SERP and (2) did not elect to convert their SERP benefit into phantom shares as of June 17, 2005. Benefits under this plan were also frozen as of the date of the Boeing Acquisition. There are no SERP annuity benefits payable in the future to the named executive officers.

Other Retirement Benefits

We sponsor the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan (“RSP”), a qualified plan covering certain eligible employees. Under the RSP, we make a matching contribution of 75% of the employee’s contributions to a maximum 6% of compensation match based on employee contributions of 8% of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

Non-matching contributions, based on an employee’s age and vesting service, are made at the end of each calendar year for certain employee groups. Each named executive officer is eligible for these contributions for each year that he (1) is employed by us as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching Company contribution; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive a 4.5% of base salary contribution. These contributions are 25% vested at two years, 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

In addition, we contribute amounts for certain employees eligible for transition contributions. In general, employees who became our employees on June 17, 2005, did not retire from Boeing, and had at least five years of vesting service as of that date are eligible for such transition contributions. Mr. Turner is our only named executive officer entitled to such transition contributions. Transition contributions are paid at the end of each calendar year for a number of years equal to the employee’s vesting service as of June 17, 2005, up to a maximum of 15 years. For vesting service from 5-9 years, such transition contribution is 1.5% of base salary per year; for 10-14 years, it is 2.5% of base salary per year; and for at least 15 years, it is 3.5% of base salary per year. These contributions become vested after three years of vesting service with us or upon reaching age 60, if earlier.

RSP matching contributions, non-matching contributions, and Transition Contributions are included in the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” above as a component of “All Other Compensation” for the eligible named executive officer.

We make post-retirement medical coverage available to all employees who retire from the Company at age 55 or later, provided they have at least 10 years of service. Employees pay the full cost of coverage for this benefit — we do not pay any subsidy. For employees previously employed by Boeing whom we hired as of June 17, 2005, we provide subsidized post-retirement medical coverage upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, the early retiree may maintain their medical coverage until attainment of age 65. This subsidized coverage is available to Mr. Turner and Mr. Brunton, provided they retire from the Company on or after age 62.

Nonqualified Deferred Compensation

The following table presents information concerning each of our defined contribution or other plans that provides for the deferral of compensation of our named executive officers on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Jeffrey L. Turner, President & CEO	—	—	5,556	0	112,602
Philip D. Anderson, SVP, CFO & Treasurer	—	—	—	—	—
Ulrich (Rick) Schmidt, Former EVP & CFO	—	—	—	—	—
Ronald C. Brunton, SVP, Special Assignments	—	—	—	—	—
John Lewelling, SVP/GM, Wing Systems Segment	—	—	—	—	—
Jonathan A. Greenberg, SVP, General Counsel & Secretary	—	—	—	—	—

We also sponsor the Spirit AeroSystems Holdings Deferred Compensation Plan (“DCP”). This nonqualified plan allows eligible employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows for discretionary contributions by the Company into a separate account in the DCP. Deferred amounts and amounts which we contribute to our employees’ accounts in the DCP are credited with a rate of return equal to 120% of the applicable federal long-term rate for October of the prior fiscal year. For 2009, the interest crediting rate was 5.19%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with the Company, or at the end of the deferral period selected by the participant upon enrollment in the DCP.

Contributions to the DCP labeled as “Registrant Contributions” (if any) are included as part of “All Other Compensation” in the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009”. There were no “above-market” earnings (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate) under the plan during fiscal year 2009, as we used 120% of the applicable federal long-term rate to determine the amounts to be contributed.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment

Spirit maintains employment agreements with the named executive officers, except for Mr. Brunton, pursuant to which certain payments may be made, or benefits provided, in the event the executive’s employment is terminated. In addition, upon termination of employment, amounts may become payable to the named executive officers pursuant to the SERP and/or the DCP.

Employment Agreements

Employment Agreements entered into by Spirit with Messrs. Turner, Anderson and Greenberg provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

•	Voluntary Termination by the Executive. In the event of voluntary termination by Mr. Turner, payment of one-half of the bonus that otherwise would have been payable pursuant to the STIP will be made (pro-rated for a partial year). Salary and benefits are continued only through the date of termination.

•	Involuntary Termination by Spirit for Cause. In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits payable through the date of termination. Generally, each of the named executive officers’ employment agreements define termination for “cause” to mean (1) the executive committing a material breach of his employment agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Spirit; (2) the executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board or the Company, as applicable, that are consistent with the provisions of his employment agreement where the refusal or failure does not result from a disability (as discussed below); or (3) the inability of the executive to obtain and maintain appropriate United States security clearances. Mr. Turner’s employment agreement states that his termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution to that effect, duly adopted by the Board. Mr. Greenberg’s employment agreement provides that Mr. Greenberg’s inability or failure to obtain and maintain appropriate licensing to provide legal services in the State of Kansas as an employee of the Company also constitutes “cause”.

•	Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause. In the event Mr. Turner’s employment terminates due to expiration of his employment agreement or involuntary termination by Spirit without cause, base salary generally will be continued for 24 months. Mr. Turner’s employment agreement is currently scheduled to expire on June 16, 2011, subject to annual automatic one-year extensions effective on the date that is one year before the then scheduled expiration date. In the event Spirit terminates Mr. Greenberg’s employment without cause, his base salary generally will be continued for 12 months. In the event Mr. Anderson’s employment is terminated by Spirit before February 12, 2012 for any reason other than cause, base salary generally will be continued for 12 months. In addition, Mr. Turner will receive a bonus payment pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment pursuant to the STIP for each subsequent year (pro rated for any partial year) during which salary continuation payments are made (with such payments determined on the assumption that target performance is achieved for such years). Each of Messrs. Turner, Anderson and Greenberg will continue to receive medical and dental benefits during the period that salary continuation payments are made (subject to early termination in the event of new employment), with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers.

In addition to the foregoing payments and benefits, upon involuntary termination of Mr. Turner without cause, additional years of service under the EIP may be credited (which may increase the portion of restricted shares in which they acquire an interest upon a future liquidity event).

In the event of the involuntary termination of Mr. Greenberg’s employment without cause, then solely for purposes of time-based vesting under the STIP and LTIP with respect to any shares of stock granted to Mr. Greenberg under the STIP or LTIP before the date of termination, Mr. Greenberg will be treated as remaining in continuous active employment with the Company for 12 months after the date of termination.

Any termination of Mr. Turner’s employment agreement by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause.

Generally (other than for Mr. Anderson), any termination of any of the employment agreements with the named executive officers by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause. Mr. Greenberg’s employment agreement specifically provides that termination of his employment agreement by Spirit without cause includes Mr. Greenberg’s voluntary termination of his employment if, prior to April 14, 2010 or within 12 months following a change in control (as defined below) at any time Mr. Greenberg is not offered continued employment with Spirit (or its successor) in the position of Senior Vice President, General Counsel and Secretary having comparable or more favorable duties, responsibilities, compensation and geographic location or is assigned to a position not meeting these requirements. For purposes of Mr. Greenberg’s employment agreement, “change in control” is defined as a transaction pursuant to which a person, entity or group of persons or entities (excluding Onex and the Onex entities), acquires (i) more than 50% of the total voting power of the stock of Spirit or the Company, whether by merger, consolidation, recapitalization, reorganization, sale or transfer of equity interests or otherwise) or (ii) all or substantially all of the assets of Spirit.

Except for Mr. Greenberg’s employment agreement, none of the other named executive officers’ employment agreements attempt to define circumstances constituting constructive termination by Spirit. However, each of the named executive officers’ employment agreements are governed by Kansas law, which recognizes the concept that a resignation by the employee may constitute a constructive termination by the employer under certain circumstances.

For purposes of the EIP and the DCP, a termination for cause means a separation from service involving (i) gross negligence or willful misconduct in the exercise of the executive’s responsibilities; (ii) breach of fiduciary duty with respect to Spirit; (iii) material breach of any provision of an employment or consulting contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the executive’s supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the EIP and DCP.

•	Disability. In the event Mr. Turner’s employment terminates due to disability, base salary, medical benefits, and life insurance benefits generally are continued until age 65. For this purpose, disability means the inability to render the services required under the employment agreement for a period of 180 days during any 12-month period. In the event Mr. Anderson’s employment is terminated by Spirit due to his disability before February 12, 2012, base salary, medical and dental benefits (with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers) generally will be continued for 12 months. If Mr. Greenberg’s employment is terminated at a time when Mr. Greenberg is receiving income-replacement benefits under the Company’s long-term disability insurance program by reason of total disability, solely for purposes of time-based vesting under the STIP and LTIP with respect to any shares of stock granted to Mr. Greenberg under the STIP or LTIP before the date of termination, Mr. Greenberg will be treated as remaining in continuous active employment with the Company for 12 months after the date of termination.

•	Death. In the event Mr. Turner’s employment terminates due to death, base salary will be continued for the remaining term of the agreement. In addition, a bonus payment will be made to Mr. Turner’s estate pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment for one subsequent year will be made pursuant to the STIP (with such payment determined on the assumption that target performance is achieved for such year). Furthermore, additional years of service credit may be given to Mr. Turner for vesting purposes under the EIP (which may increase the portion of restricted shares in which an interest is acquired upon a future liquidity event). If Mr. Greenberg’s employment is terminated due to death, Mr. Greenberg’s estate will be entitled to receive the same benefits which Mr. Greenberg would be entitled to receive in the event his employment is terminated as a result of a disability.

The continued receipt of payments and benefits by Mr. Turner upon termination of employment due to expiration of his employment agreement or involuntary termination without cause and by Mr. Greenberg upon involuntary termination without cause is conditioned upon satisfaction, for a period of 24 months after termination of employment, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

Spirit’s employment agreement with Mr. Lewelling provides for the payment of certain compensation and benefits to Mr. Lewelling only upon termination of his employment by Spirit without cause within two years after the effective date of his agreement. As Mr. Lewelling has been employed by Spirit for longer than two years under his employment agreement, no additional compensation or benefits will be payable to Mr. Lewelling pursuant to his employment agreement by reason of termination of his employment with Spirit.

Neither the Company nor Spirit has an employment agreement with Mr. Brunton. Accordingly, upon termination of employment for any reason, salary and benefits are continued only through the date of termination.

Mr. Schmidt retired from his position as chief financial officer of the Company in October 2009 and ceased employment with the Company in December 2009 and the discussions set forth below under the captions “Ulrich (Rick) Schmidt Employment Agreement” and “CFO Resignation in 2009” summarize the amounts paid to Mr. Schmidt through the date of his departure from the Company and Spirit.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon a “Change in Control” following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of Class B Common stock in the Company (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of Class B Common stock in the Company during the period from June 16, 2005 through the date payment is made. A “Change in Control” under the SERP is a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. A “Liquidity Event” under the SERP includes the initial public offering consummated by the Company on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future “Change in Control.” Payment under the SERP will be made in a single lump sum in cash or stock as soon as administratively practicable following the change in control.

Deferred Compensation Plan

Pursuant to the DCP, the named executive officers participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant’s employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

Ulrich (Rick) Schmidt Employment Agreement (retired as of December 2009)

As of October 2, 2009, Mr. Schmidt retired as the Executive Vice President and Chief Financial Officer of the Company and effective December 16, 2009, Mr. Schmidt ceased to be an employee of Spirit and his employment terminated. In connection with his departure, Mr. Schmidt received salary and benefits only through the date of termination and forfeited any STIP and LTIP awards made to him that did not vest as of the date of termination and any EIP awards made to him for which the service vesting component was not satisfied. See the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” above and the section captioned “CFO Resignation in 2009” below for further detail with respect to amounts paid to Mr. Schmidt through the date of his departure from the Company and Spirit. See the “Outstanding Equity Awards at End of Fiscal Year 2009” table above for the number and value of unvested but earned equity awards granted to Mr. Schmidt under the Company’s LTIP, STIP and EIP that were outstanding as of December 31, 2009.

Summary Tables

The following tables summarize the amounts potentially payable upon termination of employment for each of Messrs. Turner, Anderson and Greenberg assuming termination occurred on December 31, 2009. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Jeffrey L. Turner

			Termination
			Upon	Involuntary
			Expiration of	Termination		Termination
	Voluntary	Termination	Employment	Without		Due to		Termination
	Termination	for Cause	Agreement	Cause		Disability		Due to Death

Salary Continuation	—	—	$526,800 (3)	$526,800	(3)	$1,712,100	(7)	$384,125	(10)
Future STIP Award	—	—	$2,107,200 (4)	$2,107,200	(4)	—		$1,053,600	(11)
Medical/Dental Insurance	—	—	$19,992 (5)	$19,992	(5)	$85,410	(8)	—
Life Insurance	—	—	—	—		$3,666	(9)	—
SERP (Phantom Stock)(1)	$4,541,486	$4,541,486	$4,541,486	$4,541,486		$4,541,486		$4,541,486
DCP—Employee(2)	$112,602	$112,602	$112,602	$112,602		$112,602		$112,602
EIP	—	—	—	$7,124,298	(6)	—		$7,124,298	(6)

(1)	228,675 phantom stock units multiplied by $19.86 (the NYSE closing price for our Class A Common stock on December 31, 2009).

(2)	Account balance as of December 31, 2009.

(3)	Base salary of $263,400 for 24 months.

(4)	100% of 2009 STIP award of $0, plus 2 additional years at target performance (400% of $263,400 base salary each year).

(5)	Average monthly company contribution toward medical and dental coverage ($758 medical and $75 dental) for 24 months. (In calculating the average premium for the company contribution toward Mr. Turner’s medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage.)

(6)	358,726 shares multiplied by per share value. Assumes all remaining equity interest in us held by Onex is disposed of in a transaction occurring as of December 31, 2009 (after termination of Mr. Turner’s employment), and “Return on Invested Capital” equals or exceeds 26%. Value per share of restricted stock assumed to be $19.86 (the closing price for our Class A Common stock on December 31, 2009).

(7)	Base salary ($263,400) continued to age 65 (6 1/2 years).

(8)	Average monthly company contribution toward medical and dental coverage ($995 medical and $100 dental) continued to age 65 (6 1/2 years). (In calculating the average premium for the company contribution toward Mr. Turner’s medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage.)

(9)	Monthly company contribution toward life insurance coverage ($47) continued to age 65 (6 1/2 years).

(10)	Base salary ($263,400) continued to June 15, 2011 (17 1/2 months).

(11)	100% of 2009 STIP award of $0, plus 1 additional year at target performance (400% of $263,400 base salary).

Philip D. Anderson

Termination
Upon
			Expiration of	Involuntary	Termination
	Voluntary	Termination	Employment	Termination	Due to	Termination
	Termination	for Cause	Agreement	Without Cause	Disability	Due to Death

Salary Continuation	—	—	—	$215,000 (1)	$215,000 (1)	—
STIP Award	—	—	—	—	—	—
LTIP Award	—	—	—	—	—	—
Medical/Dental Insurance	—	—	—	$15,276 (2)	$15,276 (2)	—

(1)	Base salary of $215,000 for 12 months.

(2)	Monthly company contribution toward medical and dental coverage ($1,151 medical and $122 dental) for 12 months.

Jonathan A. Greenberg

			Termination
			Upon
			Expiration of	Involuntary		Termination
	Voluntary	Termination	Employment	Termination		Due to		Termination
	Termination	for Cause	Agreement	Without Cause		Disability		Due to Death

Salary Continuation	—	—	—	$300,000	(1)	—		—
STIP Award	—	—	—	$278,755	(2)	$278,755	(2)(5)	$278,755	(2)
LTIP Award	—	—	—	$96,460	(3)	$96,460	(3)(5)	$96,460	(3)
Medical/Dental Insurance	—	—	—	$16,992	(4)	—		—

(1)	Base salary of $300,000 for 12 months.

(2)	14,036 shares awarded under the STIP that would vest in 2010 multiplied by per share value. Value per share of restricted stock assumed to be $19.86 (the closing price for our Class A Common stock on December 31, 2009).

(3)	Represents the portion of shares awarded under the LTIP in 2008 that would vest in 2010 (4,857 shares) multiplied by per share value. Value per share of restricted stock assumed to be $19.86 (the closing price for our Class A Common stock on December 31, 2009).

(4)	Monthly company contribution toward medical and dental coverage ($1,294 medical and $122 dental) for 12 months.

(5)	Assumes that Mr. Greenberg’s employment is terminated at a time when Mr. Greenberg is receiving income-replacement benefits under the Company’s long-term disability insurance program by reason of total disability.

Change in Control

Neither the Company nor Spirit maintains a change in control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change in control. However, under the SERP, a change in control may result in payment of amounts with respect to phantom stock granted under the SERP. Under the EIP, a change in control may provide participants the opportunity to acquire an interest in restricted shares granted under the EIP and/or may increase the opportunity to acquire an interest in restricted shares upon a future liquidity event. In addition, Spirit’s employment agreement with Mr. Greenberg treats certain adverse employment action in connection with a change in control as an involuntary termination without cause for purposes of determining amounts payable pursuant to that agreement.

Executive Incentive Plan

Pursuant to the EIP, participants have the opportunity to acquire an interest in restricted shares granted under the EIP upon the occurrence of a “Liquidity Event.” A “Liquidity Event” is defined under the EIP to include a “Change in Control.” A “Change in Control” is defined under the EIP as a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. Thus, upon a “Change in Control” under the EIP, participants may have the opportunity to acquire an interest in restricted shares granted under the EIP. On October 20, 2008, the Board amended the EIP to remove the change in control requirement from the EIP. Thus, to the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they may acquire an interest in that stock on that date, regardless of whether a change in control has occurred.

Upon the occurrence of a “Liquidity Event” under the EIP (including a “Change in Control”), the number of restricted shares in which a participant acquires an interest (if any) depends on three factors, including a service factor (based on the number of years of service credited or deemed credited as of the “Liquidity Event”). Participants who are employed on the date of a “Liquidity Event” are deemed to have fully satisfied the service factor for purposes of determining the number of restricted shares in which such participant acquired an interest with respect to that Liquidity Event. In addition, upon a “Change in Control,” special rules apply for purposes of applying the service factor in the event of a subsequent “Liquidity Event.”

•	For each participant employed on the date of the “Change in Control” who either is not offered continued employment in a comparable position or continues employment after the “Change in Control” but, within 12 months, is either involuntarily terminated without cause or is assigned to a position that is not a comparable position, the service factor is deemed fully satisfied upon future liquidity events.

•	For each participant employed on the date of the “Change in Control” who is offered a comparable position but declines to accept it, the service factor is not deemed fully satisfied upon future liquidity events, but a more accelerated schedule applies for purposes of determining the extent to which the service factor has been satisfied.

Accordingly, a “Change in Control” under the EIP may increase the extent to which a participant may acquire an interest in restricted shares under the EIP upon a future “Liquidity Event.”

Jonathan A. Greenberg Employment Agreement

Pursuant to Spirit’s employment agreement with Mr. Greenberg, his employment will be treated as involuntarily terminated without cause if, following a change in control (as defined under “Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause”), either he is not offered continued employment in a comparable position or within 12 months following the change in control, he is assigned to a position that is not a comparable position. As more fully described above, certain additional payments and benefits are due upon an involuntary termination of Mr. Greenberg’s employment without cause. Accordingly, a change in control may result in the payment of those additional amounts if Mr. Greenberg’s employment does not continue in a comparable position following such change in control.

Summary Table

The following table summarizes the compensation that may become payable to the Company’s current named executive officers upon a change in control, assuming the change of control occurred on December 31, 2009.

	SERP		EIP		Employment Agreement

Jeffrey L. Turner	$4,541,486	(1)	$7,124,928	(2)	—
Philip D. Anderson	—		—		—
Ronald C. Brunton	—		$1,780,866	(2)	—
John A. Lewelling	—		$2,059,839	(2)	—
Jonathan A. Greenberg	—		—		692,207	(3)

(1)	228,675 phantom stock units multiplied by $19.86 (the closing price for our Class A Common stock on December 31, 2009).

(2)	Number of restricted shares multiplied by per share value. Assumes all remaining equity interest in us held by Onex is disposed of in a transaction occurring as of December 31, 2009, and “Return on Invested Capital” equals or exceeds 26%. Therefore, EIP participants acquire an interest in all remaining shares of restricted stock. Value per share of restricted stock assumed to be $19.86 (the closing price for our Class A Common stock on December 31, 2009).

(3)	Sum of amounts payable in connection with involuntary termination without cause.

Change in Responsibilities

As discussed above, under Spirit’s employment agreement with Mr. Greenberg, if Mr. Greenberg is assigned to a position following a change in control that is not a comparable position, he may be treated as terminated without cause. The compensation payable to him in that event is summarized in the immediately preceding table.

CFO Resignation in 2009

Mr. Schmidt retired as the Executive Vice President and Chief Financial Officer of the Company as of October 2, 2009, and ceased to be an employee of Spirit and his employment terminated as of December 16, 2009. For 2009, the Company paid Mr. Schmidt $307,736 in salary, $19,961 for unused holiday time and $102,530 for unused vacation time. In addition, pursuant to his employment agreement, upon voluntary termination, Mr. Schmidt was entitled to one-half of the 2009 STIP award, which includes both the cash and stock portions, pro rated for the portion of the year that he was employed. However, because the Company did not grant any STIP awards for 2009, Mr. Schmidt did not receive any STIP awards for 2009. Additionally, as a result of his retirement, Mr. Schmidt forfeited any STIP and LTIP awards made to him that did not vest and were not earned by Mr. Schmidt as of the date of termination and EIP awards made to him for which the service vesting component was not satisfied. Except as set forth above, Mr. Schmidt did not receive any additional compensation, benefits or awards under the Company’s incentive plans as a result of his resignation. See the “Summary Compensation Table for Fiscal Years 2007, 2008 and 2009” above for amounts paid to Mr. Schmidt in 2009 and the “Outstanding Equity Awards at End of Fiscal Year 2009” table above for the number and value of unvested but earned equity awards granted to Mr. Schmidt under the Company’s LTIP, STIP and EIP that were outstanding as of December 31, 2009.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

PricewaterhouseCoopers LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal year 2009. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2010, and the Board is asking stockholders to ratify that selection. Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act of 2002, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company’s independent registered public accounting firm. Even if stockholders vote on an advisory basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Unless otherwise instructed, the proxy holders will vote proxies received by them “FOR” the proposal. The affirmative vote of a majority of the votes of the shares of common stock represented at the meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The Board has a separately-designated standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that the Board and the Company’s management have established, and the Company’s auditing, accounting, and financial reporting processes generally. The Audit Committee annually selects the Company’s independent registered public accounting firm and evaluates the independence, qualifications, and performance of the Company’s internal auditors and the independent registered public accounting firm. The Audit Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2009, as well as the representations of management regarding the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm all items required by the standards of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards, No. 61, as amended by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has relied on management representations that the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and on the opinion of the independent registered public accounting firm included in their report to the Company’s audited financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC, and selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

Audit Committee
Francis Raborn, Chairman
Charles L. Chadwell
Ivor (Ike) Evans
James L. Welch

Fees Billed by the Independent Registered Public Accounting Firm

The fees incurred by the Company, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent registered public accounting firm, in 2009 and 2008 are set forth below.

	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

Audit Fees(1)	$3,348.9	$3,232.3
Audit-Related Fees(2)	$199.6	$148.3
Tax Fees(3)	$78.9	$81.8
All Other Fees(4)	$58.3	—

Total	$3,685.7	$3,462.4

(1)	Represents fees and expenses for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, statutory audits, and advice on accounting matters directly related to the audit and audit services provided in connection with other regulatory filings.

(2)	For 2008, amount is primarily for assistance with non-recurring technical reviews requested by the Company. For 2009, amount is primarily for assistance with the Company’s offering of senior notes and Registration Statement on Form S-4 relating to an exchange offer for such senior notes and non-recurring technical reviews requested by the Company.

(3)	Represents fees and expenses for preparation and review of tax returns and filings, tax consultations and advice related to compliance with tax laws, and tax planning strategies.

(4)	For 2009, amount is primarily for professional services provided to the Company. No fees or expenses were incurred in this category for fiscal year 2008.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the terms on which the independent registered public accounting firm is engaged for the ensuing fiscal year. All non-audit services must be approved by the Audit Committee.

OTHER MATTERS

General

The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the Proxy Statement and form of proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

The Company’s Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Stockholders Proposals to Be Presented at the Next Annual Meeting

Stockholders Proposals. Proposals of stockholders intended to be presented at the Company’s 2011 Annual Stockholder Meeting (i) must be received by the Company at its offices no later than November 25, 2010 (120 days preceding the one year anniversary of the Mailing Date), (ii) may not exceed 500 words, (iii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement and form of proxy for that meeting, and (iv) must otherwise contain certain information specified in the Company’s By-laws.

Discretionary Proposals. Stockholders intending to commence their own proxy solicitations and present proposals from the floor of the 2011 Annual Stockholder Meeting in compliance with Rule 14a-4 promulgated under the Exchange Act must notify the Company of such intentions before February 9, 2011 (the first business day following 45 days preceding the one year anniversary of the Mailing Date). After such date, the Company’s proxy in connection with the 2011 Annual Stockholder Meeting may confer discretionary authority on the Board to vote.

The Company’s Website

In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.spiritaero.com, including information about its management team, products and services and its corporate governance practices. The content on the Company’s website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this Proxy Statement.

The Company makes available through its Internet website under the heading “Investor Relations”, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports after it electronically files such materials with the SEC. Copies of the Company’s key corporate governance documents, including its Corporate Governance Guidelines, Code of Ethics and Business Conduct, and charters for the Audit Committee and the Compensation Committee are available on the Company’s website, www.spiritaero.com.

The Company’s 2009 Annual Report, including a copy of its Annual Report on Form 10-K (which is not a part of the Company’s proxy soliciting materials), excluding exhibits, is being mailed to stockholders with this proxy statement. A copy of any or all exhibits to the Form 10-K will be furnished to any stockholder, without charge, upon receipt of a phone call or written request from such person. Such request may be made to the Company’s Investor Relations Department by writing to Spirit

AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com.

By order of the Board of Directors.

Sincerely,

Jonathan A. Greenberg
Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 25, 2010

SPIRIT AEROSYSTEMS HOLDINGS, INC.

WO#
69148-1

▼ FOLD AND DETACH HERE ▼

SPIRIT AEROSYSTEMS HOLDINGS, INC.

ANNUAL MEETING PROXY CARD

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:

FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*
☐	☐	☐

Nominees:

01 – Charles L. Chadwell	06 – Ronald Kadish
02 – Ivor Evans	07 – Francis Raborn
03 – Paul Fulchino	08 – Jeffrey L. Turner
04 – Richard Gephardt	09 – James L. Welch
05 – Robert Johnson	10 – Nigel Wright

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

*Exceptions ____

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________________ Signature ______________________ Date ____________

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and title.

AEROSYSTEMS HOLDINGS, INC. WO 69146-1 FOLD AND DETACH HERESPIRIT AEROSYSTEMS HOLDINGS, INC. Please markANNUAL MEETING PROXY CARDThe Board of Drectors recommends a vote FOR the listed nominees and FORProposal 2 ..FOR •VITHHEU’ fLL FDR*LLEKCEFT10N6 ‘ FOR AGAIH3TJIB STAIN1. Election of Directors; 2. P:i- iy ttie setectian of p- ^ v/ui n , j= ^ , ,. ?-LLP a& the Campany’s independent rerJE.ta«d public aceainting firm far fiscalE nnyeai 20 10. nn n 01 -Charts L.Chadwell33 R,-iu -j KadEh02-3f Franc e Rabcm03 — 35 Jeftey L. Tumet33 James LWefcn05- Rotxtt Jannson 10-MioBl Wright(INSTflLJCTBNS: To witttK d auttn ty to vote for arty indivi dual ricmiw-9.*E«£sptbR&” bost jfid write t ^it romree’&name in Hie space |mark ttie*Ex sections rwidadbetw.— - -Mark Here lor Ml &a Hung*Ml\.\ >H|liSEERBCfflSE SignatureSignitureDate- MOTE: F Ic-v.c s: iillwi] armDra h« icin* ^ni.HI-,*tins. i-lnii raaclly B3[nrsuna. eacn Efiuuld Eapatllf. -.Inn n.iiii« ii-iiiie appuBii sign. Hading .11. and an jrnir jcmunl. BUDmaf. aiBculor. II fin shews ara trualafl. or In HflUlBrad In lie anol num—

Please keep this ticket to be admitted to the annual meeting. NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS TIME: PLACE:WHO MAY VOTE:11:00 a.m. Eastern Time on Hyatt Regency Reston You may vote if you were aTuesday, April 27, 2010 LakeThoreau Room. stockholder of record at the close 1800 Presidents Street of business on March 12, 2010. Reston, Virginia 20190 By order of the Board of Directors Jonathan A. Green berg. Senior Vice President, General Counsel and Secretary Choose MLink sm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect s at www.bnymellon.com/shareowner/isdwhere step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HEREPROXY / VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS SPIRIT AEROSYSTEMS HOLDINGS, INC.ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 2010Each signatory on the reverse side hereby appoints Jonathan A. Gneenbeig and Nigel Wright, and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of Spirit AeroSystems Holdings, Inc.. which the undersigned may be entitled to vote at the Annual Meeting of Stockholder to be held on Tuesday, April 27, 2010(the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.This proxy, when properly executed, will be voted as directed or, it no direction is given, will be voted in accordance with the recommendations of the Board of Directors of Spirit AeroSystems Holdings, Inc. on all the proposals referred to on the reverse side and in the discretion of the proxies on any other matters as. may properly come before trie Meeting.IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE. cm nn r: lujn anun mn ycnazntfiLm P.O. BOX 3550(Mark, the corresponding boa on the reverse aid*)SOUTH HACKENSACK. NJ Q7606-925G wo* 6914S-1